Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BURTECH ACQUISITION CORP.,

BURTECH MERGER SUB INC.,

BLAIZE, INC.,

and

BURKHAN CAPITAL LLC

(for the limited purposes set forth herein)

dated as of December 22, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit B	Form of Amended and Restated Bylaws of Acquiror
Exhibit C	Form of Company Support Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Stockholders’ Agreement
Exhibit H	Form of Burkhan Warrant

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 22, 2023 (this “Agreement”), is made and entered into by and among BurTech Acquisition Corp., a Delaware corporation (“Acquiror”), BurTech Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Blaize, Inc., a Delaware corporation (the “Company”) and, solely for purposes of Section 3.1 and Section 3.5, Burkhan Capital LLC, a Delaware limited liability company (“Burkhan”). Acquiror, Merger Sub, the Company and, solely with respect to Section 3.1 and Section 3.5, Burkhan are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, (a) Acquiror is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror that was formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a direct wholly owned subsidiary of Acquiror (the “Merger”) and (ii) Acquiror will change its name to “Blaize Holdings, Inc.”;

WHEREAS, immediately prior to the Effective Time: (i) (a) the outstanding principal together with all accrued and unpaid interest on the Company Convertible Notes (as defined below) will automatically be converted into a number of shares of Company Common Stock (as defined below) in accordance with the terms of such Company Convertible Notes and the Company Convertible Note Purchase Agreements, as applicable and (b) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (collectively, the “Company Security Conversion”); and (ii) unless otherwise exercised prior to the Effective Time, the outstanding Company Warrants will, as applicable, automatically (x) expire or (y) be exercised in full for shares of Company Common Stock, in each case, in accordance with the terms of such Company Warrant (the “Warrant Event”);

WHEREAS, upon the Effective Time (and, for the avoidance of doubt, following the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event), each share of the Company Common Stock, will be converted into the right to receive a portion of the Total Merger Consideration as set forth in this Agreement;

WHEREAS, the Parties intend that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder;

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WHEREAS, the Company Board has (i) determined that this Agreement and the other documents contemplated hereby to which the Company is a party and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) unanimously authorized and approved the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby to which the Company is a party and the Transactions and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby to which the Company is a party and the Transactions by the Company’s stockholders;

WHEREAS, the Acquiror Board has (i) determined that it is advisable for Acquiror to enter into this Agreement and the other documents contemplated hereby to which the Acquiror is a party, (ii) unanimously approved the execution and delivery of this Agreement and the other documents contemplated hereby to which the Acquiror is a party and the Transactions, and (iii) recommended the adoption and approval of this Agreement and the Transactions by the Acquiror Stockholders;

WHEREAS, the Merger Sub Board has (i) determined that it is advisable for Merger Sub to enter into this Agreement and the other documents contemplated hereby to which Merger Sub is a party, (ii) approved the execution and delivery of this Agreement and the other documents contemplated hereby to which Merger Sub is a party and the Transactions, and (iii) recommended the adoption and approval of this Agreement and the Transactions by Acquiror, as sole stockholder of Merger Sub;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, immediately following the execution and delivery of this Agreement, will approve and adopt this Agreement and the Transactions;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, at the Effective Time, Acquiror shall amend and restate (i) the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (as so amended and restated, the “Acquiror Charter”) and (ii) the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below), the Company and Acquiror have each executed the Company Support Agreement, in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which the Requisite Company Stockholders have agreed to, among other things, approve this Agreement and the Transactions, including the Merger, as soon as reasonably practicable following the effectiveness of the Proxy Statement / Registration Statement, which shall constitute the Company Stockholder Approvals (as defined below);

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WHEREAS, contemporaneously with the execution of this Agreement, Sponsor, Acquiror and the Company have entered into a support agreement, substantially in the form attached hereto as Exhibit D pursuant to which the Sponsor and such other parties have agreed to, among other things, approve this Agreement and the Transactions, including the Merger (the “Sponsor Support Agreement”);

WHEREAS, at the Closing, Acquiror, the Sponsor, certain stockholders of the Company, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, Acquiror, and certain of the Company Stockholders shall enter into Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror, the Sponsor and Burkhan (and/or its Affiliates and/or nominees) shall enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) substantially in the form attached hereto as Exhibit G, which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1              Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Benefit Plan” has the meaning specified in Section 5.18.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Bylaws” has the meaning specified in the recitals hereto.

“Acquiror Charter” has the meaning specified in the recitals hereto.

“Acquiror Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Acquiror.

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“Acquiror Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(i).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Extension Expenses” means (a) any out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of an Extension (including (i) submitting a proposal to the Acquiror Stockholders pursuant to an Extension Proxy Statement and (ii) providing such definitive Extension Proxy Statement to the Acquiror stockholders) and (b) any cash deposits made or to be made into the Trust Account by Acquiror, Sponsor or any of their respective Affiliates or permitted designees for the purpose of extending the time period for Acquiror to consummate a Business Combination.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2(a) (Due Authorization) and Section 5.13 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.5(a).

“Acquiror Intervening Event” means any change, event, state of facts, development, circumstance, occurrence or effect or change in circumstances or facts, including any change in probability or magnitude of circumstances, in each case that materially affects the business or assets of Acquiror (collectively, “Events”) (but specifically excluding any Business Combination Proposal or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions and any other Event to the extent that such Event would not be deemed to constitute, or be taken into account in determining whether there has been or will be an Acquiror Material Adverse Effect or a Company Material Adverse Effect, as applicable, pursuant to the definitions of such terms (including the final provisos thereof)) and that (i) was not known and was not reasonably foreseeable to Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and (ii) becomes known to Acquiror or the Acquiror Board after the date of this Agreement but prior to obtaining the Acquiror Stockholder Approval.

“Acquiror Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Acquiror and its Subsidiaries, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and consummate the Transactions, including the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war (including cyberterrorism), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any Event attributable to the announcement of this Agreement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, (it being understood that this clause (f) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 and the condition to Closing with respect thereto), or (g) actions taken by, or at the written request of, the Company.

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“Acquiror Option” has the meaning specified in Section 3.8.

“Acquiror Private Placement Warrants” means the warrants forming a part of the units sold to the Sponsor in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering;

“Acquiror Public Warrant” means the redeemable warrants that were included in the units sold as part of Acquiror’s initial public offering, each of which entitled the holder thereof to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50).

“Acquiror RSUs” has the meaning specified in Section 3.8.

“Acquiror SEC Filings” has the meaning specified in Section 5.5(a).

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes pursuant to the Trust Agreement) (as determined in accordance with Acquiror’s Governing Documents and the Trust Agreement) in connection with the Transaction Proposals and/or any Extension.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions (including any Excise Taxes).

“Acquiror Stockholder Approval” means the approval of the Transaction Proposals, in each case, by the affirmative vote of the holders of the requisite number of shares of Acquiror Common Stock entitled to vote, whether in person or by proxy, at the Acquiror Stockholders’ Meeting, in accordance with Acquiror’s Governing Documents and applicable Law.

“Acquiror Stockholders” means the stockholders of Acquiror.

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“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Acquiror or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions (including any Private Placement Investment), and any other Business Combination Proposal or Business Combination that the Acquiror has solicited, proposed, submitted, negotiated or otherwise considered, in each case including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including deferred underwriting expenses), (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by Acquiror or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of Acquiror or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of any payroll Taxes arising therefrom, (iii) fifty percent (50%) of any Transfer Taxes, (iv) any Excise Taxes payable in connection with any Acquiror Share Redemption, (v) fifty percent (50%) of all of the filing fees, administrative fees, costs and expenses payable by Acquiror or any of its Subsidiaries, or the Company or any of its Subsidiaries, to the Governmental Authorities in connection with the Transactions (including, for the avoidance of doubt, the HSR Act filing fees described in Section 8.1), (vi) all fees and expenses incurred in connection with obtaining the Acquiror Stockholder Approval and all Acquiror Extension Expenses; and (vii) all amounts due and payable with respect to Indebtedness of the Acquiror or its Subsidiaries, including the Working Capital Loans.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or written inquiry, or any proceeding, investigation or judgment by or before any Governmental Authority.

“Additional Quarterly Financial Statements” has the meaning specified in Section 6.3(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Sponsor be considered an Affiliate of any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1-A of the Acquiror Disclosure Letter, nor shall any portfolio company or any investment fund affiliated with or managed by the Persons set forth on Section 1.1-A of the Acquiror Disclosure Letter be considered to be an Affiliate of Sponsor.

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“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).

“Aggregate Company Shares” means, without duplication, (i) the sum of the number of shares of Company Common Stock that are (a) issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Security Conversion and the Warrant Event, but excluding any shares of Burkhan Company Stock and any shares of Company Common Stock to be cancelled pursuant to Section 3.2(d)) and (b) issuable upon the exercise or settlement of Company Awards (in each case, whether or not vested or currently exercisable) that are outstanding immediately prior to the Effective Time minus (ii) a number of shares of Company Common Stock equal to the quotient of (x) the Aggregate Option Exercise Price divided by (y) the Per Company Share Merger Consideration.

“Aggregate Option Exercise Price” means the sum of the aggregate cash exercise prices of all Company Options (in each case, whether or not vested or currently exercisable) that are outstanding as of immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Allocation Schedule” has the meaning specified in Section 2.8(a).

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and anti-bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust or FDI Information or Document Request” means any request or demand for the production, delivery or disclosure of documents, information or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities or FDI Authorities relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or FDI Authority or any subpoena, interrogatory or deposition.

“Arm’s Length Basis” has the meaning specified in Section 4.15(r).

“Available Acquiror Cash” means, without duplication, (i) the Trust Amount, plus (ii) the proceeds of any Private Placement Investment actually received by Acquiror prior to or substantially concurrently with the Closing (provided, that, for the avoidance of doubt, Available Acquiror Cash shall exclude any financing proceeds that are subject to any conditions that have not been duly satisfied, waived or achieved prior to the Closing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof)), plus (iii) the aggregate gross proceeds of $5,000,000 received by the Company pursuant to that certain Note Purchase Agreement, dated as of July 3, 2023, by and among the Company and the lenders party thereto, plus (iv) any and all proceeds from Company Financings received by the Company after the date hereof and prior to or substantially concurrently with the Closing (including, for the avoidance of doubt, the aggregate gross proceeds received by the Company from the issuance of the Burkhan Convertible Notes and the Burkhan Warrants), minus (v) the amount required to pay all Acquiror Transaction Expenses (including, for the avoidance of doubt, any deferred underwriting commissions and Acquiror Extension Expenses) and all Company Transaction Expenses.

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“BAC Group” has the meaning specified in Section 11.18(a).

“Base Merger Consideration” means the aggregate number of shares of Acquiror Class A Common Stock equal to (a) the quotient (such quotient, the “Company Base Merger Consideration”) obtained by dividing (i) the sum of (x) the Base Purchase Price, plus (y) $70,000,000, by (ii) $10.00, plus (b) the product of (i) the number of shares of Burkhan Company Stock multiplied by (ii) the Per Company Share Merger Consideration.

“Base Purchase Price” means an amount equal to $700,000,000.

“Blaize Group” has the meaning specified in Section 11.18(b).

“Burkhan Conversion Event” has the meaning specified in Section 3.1(a).

“Burkhan Convertible Notes” has the meaning specified in Section 3.1(a).

“Burkhan Earnout Shares” has the meaning specified in Section 3.5(b).

“Burkhan Instruments” has the meaning specified in Section 3.1(a).

“Burkhan Warrants” has the meaning specified in Section 3.1(a).

“Business Combination” has the meaning set forth in Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline” has the meaning specified in Section 7.8(a).

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

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“Change in Control” means (i) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of Acquiror or the Company with or into any other corporation or other entity) in which the equity securities of Acquiror or the Company, their successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (ii) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing 50% or more of the value of Acquiror’s or the Company’s assets (including, after the Closing, the capital stock of the Company and other Subsidiaries of Acquiror) to a third party or (iii) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Acquiror’s or the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of Acquiror or the Company.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Awards” means, collectively, the Company RSUs and Company Options.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of December 12, 2022, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Convertible Note Purchase Agreements” means, collectively (i) that certain Note Purchase Agreement, dated as of July 3, 2023, by and among the Company and the lenders party thereto and (ii) that certain Note Purchase and Exchange Agreement, dated as of December 9, 2022, by and among the Company and the lenders party thereto, in each case, as amended and/or restated from time to time.

“Company Convertible Notes” means the convertible promissory notes issued by the Company pursuant to the Company Convertible Note Purchase Agreements (excluding, for the avoidance of doubt, the Burkhan Convertible Notes).

“Company Cure Period” has the meaning specified in Section 10.1(d).

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“Company Disclosure Letter” has the meaning specified in the introduction to Section 3.8.

“Company Earnout Shares” has the meaning specified in Section 3.5(a).

“Company Financing” means a private placement of (i) secured convertible promissory notes of the Company by, or any other form of investment in or financing of (either directly or indirectly), the Company that is consummated with Burkhan and/or its Affiliates and/or nominees after the date hereof and prior to or substantially concurrently with the Closing providing up to an aggregate amount of $25,000,000 to the Company, and (ii) equity, equity-linked or debt securities of the Company by, or any other form of investment or financing of (either director or indirectly), the Company that is consummated with any Person (other than Burkhan and/or its Affiliates and/or nominees) after the date hereof and prior to or substantially concurrently with the Closing; provided, that, any investment or financing described in this clause (ii) (x) shall not be senior in right of payment or rights upon liquidation or dissolution to the Burkhan Convertible Notes, and (y) shall not have a higher interest rate, or a higher conversion rate for purposes of a conversion of such financing instrument, in each case, than the applicable rate set forth in the Burkhan Convertible Notes.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Amended and Restated 2011 Stock Plan of the Company.

“Company Indemnified Parties” has the meaning specified in Section 7.5(a).

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war (including cyberterrorism), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided, that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), or (h) the announcement of this Agreement or execution, pendency, negotiation or consummation of the Transactions, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) actions taken by, or at the written request of, Acquiror or Merger Sub, (j) any action referred to in Section 6.1 taken by the Company with Acquiror’s consent, or (k) the failure to take any action referred to in Section 6.1 that was not taken by the Company because Acquiror withheld its consent; provided, that, with respect to clauses (j) and (k), the Event underlying such action or inaction may be taken into account in determining a Company Material Adverse Effect.

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“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means, collectively, the Series Seed Shadow Preferred Stock, Series A Shadow Preferred Stock, Series B Shadow Preferred Stock, Series C Shadow Preferred Stock, Series D Shadow Stock and the Senior Series D Shadow Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company RSU” means a restricted stock unit relating to Company Common Stock granted under the Company Incentive Plan.

“Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock, the Company Convertible Notes, the Company RSUs and the Company Options. For the avoidance of doubt, the Company Securities shall exclude the Burkhan Instruments and any shares of the Company Common Stock issuable upon the Burkhan Conversion Event.

“Company Security Conversion” has the meaning specified in the recitals hereto.

“Company Software” means any and all Software that embodies or constitutes any Company Intellectual Property from which the Company or its Subsidiaries (i) have derived revenue (directly or indirectly) within the three (3) years preceding the date hereof, (ii) are currently deriving revenue (directly or indirectly), or (iii) currently plan or are scheduled to derive revenue (directly or indirectly), in each case with respect to (i) – (iii), from the sale, license, maintenance or other provision thereof.

“Company Stockholder Approvals” means the approval of this Agreement and the Transactions, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, (iii) the holders of a majority of the outstanding shares of Series C Shadow Preferred Stock, voting together as a separate class, and (iv) the holders of a majority of the outstanding shares of Series D Shadow Stock and Senior Series D Shadow Stock, voting together as a single class on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

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“Company Stockholder Written Consent” has the meaning specified in Section 8.2(d).

“Company Stockholders” means any holder of Company Securities as of immediately prior to the Effective Time (after giving effect to the Company Security Conversion and the Warrant Event).

“Company Support Agreement” has the meaning specified in the recitals hereto.

“Company Systems” means the information technology systems that are owned or controlled by (including by Contract) the Company or any of its Subsidiaries.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers of or to the Company or any of its Subsidiaries (including with respect to any Company Financing), (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of any payroll Taxes arising therefrom, (iii) fifty percent (50%) of any Transfer Taxes, (iv) fifty percent (50%) of all of the filing fees, administrative fees, costs and expenses payable by Acquiror or any of its Subsidiaries, or the Company or any of its Subsidiaries, to the Governmental Authorities in connection with the Transactions (including, for the avoidance of doubt, the HSR Act filing fees described in Section 8.1) and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries in connection with the consummation of the Transactions.

“Company Warrants” means warrants to purchase equity securities of the Company (excluding, for the avoidance of doubt, the Burkhan Warrants).

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

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“Copyrights” has the meaning specified within the definition of “Intellectual Property.”

“D&O Indemnified Parties” has the meaning specified in Section 7.5(a).

“Data Breach” has the meaning specified in Section 4.22(b).

“DGCL” has the meaning specified in the recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.7.

“Dollars” or “$” means lawful money of the United States.

“Earnout Period” means the time period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date.

“Earnout Shares” has the meaning specified in Section 3.5(b).

“Effective Time” has the meaning specified in Section 2.3(b).

“Eligible Company Holder” means Company Stockholders as of immediately prior to the Effective Time.

“Eligible Holder” means each Eligible Company Holder and Burkhan.

“Enforceability Exceptions” has the meaning specified in Section 4.3(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, the protection or management of the environment or natural resources, or the protection of human health and safety from exposure to Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.23(a).

“Equity Incentive Plan” has the meaning specified in Section 7.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.9.

“Event” has the meaning specified within the definition of “Acquiror Intervening Event.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning specified in Section 3.4(a).

“Excise Tax” means any Taxes imposed on Acquiror pursuant to Section 4501 of the Code (and any related guidance, including IRS Notice 2023-2) with respect to Acquiror Share Redemptions.

“Excluded Shares” means (i) any shares of Company Common Stock held by the Company as treasury stock and (ii) any Dissenting Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Extension” has the meaning specified in Section 7.8(a).

“Extension Proxy Statement” has the meaning specified in Section 7.8(a).

“FDI Authorities” means the Secretary of State under the NSI Act or the foreign investment authorities of any other jurisdiction.

“Financial Statements” has the meaning specified in Section 6.3(a).

“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, legislature, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is (a) regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) to which liability or standards of conduct may be imposed pursuant to Environmental Law.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capital lease or finance lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of services or property and equipment which have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Independent Directors” has the meaning specified in Section 8.2(e).

“Indian Subsidiary” means Blaize New Computing Technologies India Private Limited.

“Intellectual Property” means any and all intellectual property rights and industrial property rights in or to the following, throughout the world, including rights with respect to: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (“Patents”); (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, renewals and extensions of any of the foregoing, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing (“Trademarks”); (iii) registered and unregistered copyrights, applications for registration of copyright, and renewals, extensions, and reversions of any of the foregoing (“Copyrights”); (iv) other rights in works of authorship; (v) internet domain names; (vi) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques and other confidential information; (vii) rights of publicity; (viii) rights in Software; (ix) all rights to sue for and remedies against past, present and future infringements, misappropriate or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; and (x) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 2.7(a).

“Interim Period” has the meaning specified in Section 6.1.

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“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce, and other applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.

“IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, pursuant to which the Company or its Subsidiaries grant any Person any rights to use any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“IT Act” means the (Indian) Income Tax Act, 1961, together with any statutory modifications (including those having retrospective applicability) or re-enactment thereof and with all applicable bylaws, rules, regulations, orders, circulars, notifications, ordinances, instructions, directions and otherwise issued thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Latham” has the meaning specified in Section 11.18(b).

“Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the preamble hereto.

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“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.01 per share, of Merger Sub.

“Minimum Cash Amount” means $125,000,000.

“Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Global Market.

“New Acquiror Board” has the meaning specified in Section 8.2(e).

“Norton Rose” has the meaning specified in Section 11.18(a).

“NSI Act” means the United Kingdom’s National Security and Investment Act 2021.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any and all “open source” licenses and “free software” licenses, including any license that substantially conforms to the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any license approved by the Open Source Initiative, any Creative Commons License, any GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, Common Development and Distribution License, BSD License, Open Software License, Server Side Public License, Sleepycat License, or Eclipse Public License.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“Patents” has the meaning specified within the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Company Share Merger Consideration” has the meaning specified in Section 3.2(b).

“Permitted Liens” means (i) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (D) guaranties, letters of credit or deposits arising from any Real Property Leases, including security deposits made in the ordinary course of business, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens incurred in connection with operating lease, capital lease or finance lease obligations of the Company or its Subsidiaries, (viii) with respect to the Company and its Subsidiaries, Liens arising under Governing Documents as in effect on the date of this Agreement, and (ix) Liens to be released prior to or at the Closing.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information,” or “PII” as defined under applicable Privacy Laws.

“Privacy Laws” means any and all applicable Laws, implementing regulations under such Laws, legal requirements and binding self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security, data breach notification, or data protection or governing, and to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, as applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), and the EU General Data Protection Regulation (GDPR).

“Private Placement Investment” means any private placement of shares of Acquiror Class A Common Stock or securities exercisable or convertible into shares of Acquiror Class A Common Stock, or any other form of investment in or financing of (either directly or indirectly) Acquiror, that is consummated in connection with the Transactions subject to and in accordance with the terms of this Agreement.

“Private Placement Investor” means any investor that has agreed to enter into a Private Placement Investment.

“Pro Rata Share” means, for each Eligible Company Holder, a percentage determined by dividing (i) the total number of (a) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Security Conversion and the Warrant Event) held by such Eligible Company Holder immediately prior to the Effective Time, plus (b) shares of Company Common Stock subject to Company Options that are outstanding and held by such Eligible Company Holder immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) shares of Company Common Stock subject to unsettled Company RSUs that are outstanding and held by such Eligible Company Holder immediately prior to the Effective Time, by (ii) the total number of (a) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Security Conversion and the Warrant Event) held by the Eligible Company Holders immediately prior to the Effective Time, plus (b) shares of Company Common Stock subject to Company Options that are outstanding and held by the Eligible Company Holders immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) shares of Company Common Stock subject to Company RSUs that are outstanding and held by the Eligible Company Holders immediately prior to the Effective Time.

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“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement / Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.20(b).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Required Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Requisite Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock who, collectively, hold at least the number, class and series of shares of Company Common Stock and Company Preferred Stock required to deliver the Company Stockholder Approvals.

“Sanctioned Country” means at any time, any country or territory with which dealings are broadly and comprehensively prohibited by one or more Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or greater owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations Security Council, or (iv) His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

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“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning specified in Section 6.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreements” means any purchase agreement entered into with any Private Placement Investment.

“Senior Series D Shadow Stock” means, collectively, the Series D-2 Shadow Preferred Stock, Series D Shadow Exchange Preferred Stock and Series D-1 Shadow Exchange Preferred Stock.

“Series A Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series B Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series C Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series D Exchange Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series D Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series D Shadow Stock” means, collectively, the Series D Shadow Preferred Stock and the Series D-1 Shadow Preferred Stock.

“Series D-1 Exchange Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series D-1 Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series D-2 Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Series Seed Shadow Preferred Stock” has the meaning specified in the Company Charter.

“Software” means any and all (a) software, computer programs, and applications including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) computer-based databases and compilations, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (e) all documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing.

“Sponsor” means BurTech LP LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

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“Stockholder Litigation” has the meaning specified in Section 8.8.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement, or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules, attachments, amendments, or supplements of any of the foregoing.

“Taxes” means any and all U.S. federal, state, or local or non-U.S. taxes, duties, levies or other similar governmental assessments in the nature of taxes, including, without limitation, income, gains, gross receipts, corporate, license, payroll, recapture, net worth, employment (including employee withholding or employer payroll tax, national insurance contributions, apprenticeship levy, FICA or FUTA), excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, production, franchise, profits, withholding, social security, unemployment, disability, welfare, real property, personal property, sales, use, services, turnover, transfer, registration, representative, agent, excess lines (or similar), any taxes imposed under the IT Act or the (Indian) Goods & Services Tax Act 2017, alternative or add-on minimum, estimated, and other taxes, including any interest, penalty, or addition to tax of any of the foregoing, whether or not disputed.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(i).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28.

“Top Vendors” has the meaning specified in Section 4.27.

“Total Merger Consideration” means the number of shares of Acquiror Class A Common Stock issuable in the Transaction to the Company Stockholders and Burkhan and/or its Affiliates and/or nominees pursuant to Article III (including the Earnout Shares).

“Trademarks” has the meaning specified within the definition of “Intellectual Property.”

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transactions” has the meaning specified in the recitals hereto.

“Transfer Taxes” has the meaning specified in Section 8.4.

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“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as amended.

“Triggering Event I” means the first date during the Earnout Period on which the closing stock price of Acquiror Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within any thirty (30) consecutive trading day period.

“Triggering Event II” means the first date during the Earnout Period on which the closing stock price of Acquiror Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period.

“Triggering Event III” means the first date during the Earnout Period on which the closing stock price of Acquiror Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within any thirty (30) consecutive trading day period.

“Triggering Event IV” means the first date during the Earnout Period on which the closing stock price of Acquiror Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period.

“Triggering Events” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” means the Investment Management Trust Agreement, dated December 10, 2021, by and between Acquiror and the Trustee, as amended after the date of this Agreement by any later amendment(s) to such agreement approved in writing by the Company.

“Trust Amount” means (i) the amount of cash available in the Trust Account following the Acquiror Stockholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (such amount, prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, (y) any Acquiror Transaction Expenses or (z) any Company Transaction Expenses), as contemplated by Section 11.6).

“Trustee” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means the Warrant Agreement, dated as of December 10, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as amended by any later amendment(s) approved in writing by the Company.

“Warrant Event” has the meaning specified in the recitals hereto.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination, any Extension or to otherwise capitalize the Acquiror or fund any of its expenses.

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Section 1.2              Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term “actual fraud” means, with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other Party to this Agreement rely thereon to its detriment.

(f)             The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one (1) Business Day prior to the date of this Agreement (or any time prior to the execution and delivery of this Agreement, if the applicable recipient acknowledges receipt of such information or material) to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail.

Section 1.3              Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company (or phrases of similar import) shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, or knowledge as such individuals would have acquired in the exercise of reasonable inquiries of direct reports, and (b) the phrase “to the knowledge” of Acquiror (or phrases of similar import) shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, or knowledge as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

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Section 1.4              Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding shares of Company Common Stock or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.4 shall not be construed to permit the Company, Acquiror or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any Ancillary Agreement and provided, further, that in no event shall any adjustment contemplated by this Section 1.4 result in an increase to the Base Purchase Price.

Article II

THE MERGER; CLOSING

Section 2.1              The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)            Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a direct wholly owned subsidiary of Acquiror.

Section 2.2      Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

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Section 2.3              Closing; Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” For the avoidance of doubt, the Closing shall occur after the consummation of the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event.

(b)            Subject to the satisfaction or, to the extent legally permissible, waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4              Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered:

(i)            to Acquiror, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)           to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii)          to Acquiror, the Registration Rights Agreement, duly executed by the applicable Company Stockholders who have elected to execute the Registration Rights Agreement;

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(iv)          to Acquiror, a certificate on behalf of the Company and in form and substance reasonably satisfactory to Acquiror, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (which shall be delivered by Acquiror to the Internal Revenue Service after the Closing), together with written authorization for Acquiror to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing; and

(v)           to Acquiror, (1) for each Company Stockholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a properly completed and duly executed IRS Form W-9 certifying that such Company Stockholder is not subject to backup withholding, or (2) for each Company Stockholder that is not a “United States person,” a properly completed and duly executed applicable IRS Form W-8 of such Company Stockholder; provided, however, that if any Company Stockholder fails to provided such certificate, the transactions contemplated by this Agreement shall nonetheless be able to close and each of Acquiror, Merger Sub, the Company, the Exchange Agent and their respective agents, as applicable, shall be entitled to withhold from any consideration paid pursuant to this Agreement any amounts required by Law in accordance with Section 3.6.

(b)            At the Closing, Acquiror will deliver or cause to be delivered:

(i)            to the Exchange Agent, that portion of the Base Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.2 (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.4;

(ii)           to the Company, a certificate duly executed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;

(iii)          to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, Burkhan (and/or its Affiliates and/or nominees) and the Sponsor;

(iv)          to the Sponsor and Burkhan (and/or its Affiliates and/or nominees), the Stockholders’ Agreement, duly executed by Acquiror; and

(v)           to the Company, duly executed written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 8.2(e)), effective as of the Effective Time.

(c)            On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, the Acquiror Transaction Expenses (other than any Excise Tax that is not due and payable at such time) and the Company Transaction Expenses, in accordance with Section 11.6, which amounts incurred, accrued, paid or payable by (i) Acquiror or Acquiror’s Affiliates (which shall include any outstanding amounts under any Working Capital Loans) shall be set forth on a written statement delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) the Company or its Subsidiaries shall be set forth on a written statement delivered to Acquiror not less than two (2) Business Days prior to the Closing Date, which statements described in the foregoing clauses (i) and (ii) shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll or accounts payable, as applicable.

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Section 2.5              Governing Documents.

(a)            The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended or modified as provided therein and under the DGCL.

(b)            The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as Exhibits A and B hereto with such changes as may be agreed in writing by Acquiror and the Company), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6              Directors and Officers.

(a)            The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)            The Parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.4 and Section 8.2(e), as applicable, shall be the directors and officers, respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7              Intended Tax Treatment.

(a)            The Parties intend that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), (ii) the Company Security Conversion and the Burkhan Conversion Event will each qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall (A) file all Tax Returns and report the transactions contemplated by this Agreement for all U.S. federal income tax purposes in accordance with the Intended Tax Treatment, (B) take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (A) and (B), unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, (C) use reasonable best efforts to cause the Merger (and if the Second Merger is consummated pursuant to Section 2.7(b), the Merger and the Second Merger, taken together) to qualify for the Intended Tax Treatment; and (D) reasonably cooperate in good faith with each other and their respective advisors to document and support the Intended Tax Treatment, including by taking the actions described in Section 2.7(a) of the Company Disclosure Letter. Each of the Parties shall promptly notify the other Parties in writing if such Party becomes aware of any challenge to the Intended Tax Treatment by a Governmental Authority or if such Party becomes aware of any non-public fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. None of the Parties shall (nor shall they permit any of their Affiliates, Subsidiaries or representatives to) knowingly take or cause to be taken any action or fail to take any action (in each case, other than such actions contemplated by this Agreement or the Ancillary Agreements), if such action or failure to take action would be reasonably expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment. Notwithstanding the foregoing, nothing in this Section 2.7(a) shall (x) require or be interpreted to obligate any Party or any of their respective Affiliates or representatives to litigate or defend against any challenge to the Intended Tax Treatment by a Governmental Authority in a court or (y) prevent any Party or any of their respective Affiliates or representatives from, after taking such commercially reasonable efforts as are determined by such Party in good faith to defend and affirm the Intended Tax Treatment, settling such challenge. Notwithstanding anything else to the contrary contained in this Agreement, the Parties further acknowledge and agree that, (1) other than the representations set forth in Section 4.15(m) and Section 5.15(m) of this Agreement, no Party is making any representation or warranty in this Agreement as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status, (2) each such Party has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (3) each such Party (including each of its shareholders) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

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(b)            Without limiting the generality of the foregoing, if the Company reasonably determines that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for U.S. federal income tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), the Company shall notify the Acquiror promptly after such determination, and if the Company and the Acquiror, each acting reasonably and in good faith, together determine that restructuring the transactions governed hereby to incorporate the Second Merger is not expected to result in material delay or cost, the Second Merger shall be so consummated; provided, that if the Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination.

Section 2.8             Allocation Schedule.

(a)            No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule, duly certified by an officer of the Company, of the equity capitalization of the Company as of the Closing including, (i) the calculation of the Base Merger Consideration and the Per Company Share Merger Consideration, (ii) for each holder of Company Common Stock (after giving effect to the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event) (A) the name and email address of such holder, (B) the number and class or series (if applicable) of Company Common Stock held by such holder and (C) the portion of the Base Merger Consideration payable to such holder in respect of the Company Common Stock held by such holder (with any fractional shares rounded down to the nearest whole share), and (iii) for each holder of Company Options and Company RSUs, (A) the name of such holder, (B) the number and class or series (if applicable) of Company Options and Company RSUs held by such holder, and (C) the portion of the Base Merger Consideration that will be subject to each Acquiror Option and Acquiror RSU, which shall be determined in accordance with Section 3.8, in each case, prepared in good faith by the Company and in a form and substance reasonably satisfactory to Acquiror and accompanied by documentation reasonably satisfactory to Acquiror (the “Allocation Schedule”).

(b)            The Company will consider in good faith Acquiror’s comments to the Allocation Schedule, and if any adjustments are made to the Allocation Schedule by the Company at Acquiror’s request prior to the Closing, such adjusted Allocation Schedule shall thereafter become the Allocation Schedule for all purposes of this Agreement. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governing Documents, the DGCL and the applicable definitions contained in this Agreement. Each of Acquiror and Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Allocation Schedule.

Article III

EFFECTS OF THE MERGER ON THE COMPANY securities

Section 3.1              Burkhan Instruments.

(a)            As soon as reasonably practicable following the date of this Agreement, Burkhan and/or its Affiliates and/or nominees, on the one hand, and the Company, on the other hand, shall enter into (x) convertible promissory notes pursuant to that certain Note Purchase Agreement, dated as of July 3, 2023, by and among the Company and the lenders party thereto (the “Burkhan Convertible Notes”) and (y) pre-funded warrants in substantially the form attached hereto as Exhibit H to purchase up to a number of shares of Company Common Stock that, following the conversion of Company Common Stock pursuant to Section 3.2, would result in up to 6,833,333 shares of Acquiror, which pre-funded warrants shall have an aggregate exercise price of $68,333.33 and a purchase price of $68,333.33 (the “Burkhan Warrants”, together with Burkhan Convertible Notes, the “Burkhan Instruments”, and any shares of Company Common Stock issuable upon the conversion or exercise of the Burkhan Instruments, the “Burkhan Company Stock”), pursuant to which Burkhan or its Affiliates or nominees shall consummate a Company Financing providing the Company with an aggregate principal amount of $25,000,000, of which the first $68,333.33 shall be allocated to paying the purchase price of the Burkhan Warrants, an additional $68,333.33 shall be allocated to paying the exercise price of the Burkhan Warrants, and the balance shall be allocated towards the principal amount of the Burkhan Convertible Notes. $10,000,000 of the aggregate principal amount of the Burkhan Instruments shall be funded (in installments at the option of Burkhan) on or before January 8, 2024 (provided, that the Company executes and delivers to Burkhan and/or its Affiliates and/or its nominees the Burkhan Convertible Notes in the same principal amount concurrent with such funding), with the balance of the principal amount to be provided within thirty (30) days following the date of this Agreement (provided, that the Company executes and delivers to Burkhan and/or its Affiliates and/or its nominees the Burkhan Convertible Notes in the same principal amount of such subsequent funding concurrent with such funding). Immediately prior to the Effective Time, (i) any Burkhan Convertible Notes that remain outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted, together with all accrued and unpaid interest thereon, into the right to receive a number of shares of Company Common Stock in accordance with the terms of such Burkhan Convertible Notes, and (ii) unless otherwise exercised prior to the Effective Time, the outstanding Burkhan Warrants will automatically be exercised in full for shares of Company Common Stock, in accordance with the terms of such Burkhan Warrants (collectively the “Burkhan Conversion Event”).

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(b)            The Company Board shall adopt such resolutions and the Company take all such corporate or other action as may be necessary or appropriate to ensure that the Burkhan Convertible Notes, the Burkhan Warrants and all shares of Burkhan Company Stock issuable upon the conversion or exercise of the Burkhan Instruments shall, upon issuance, be duly authorized and validly issued, without violation of any applicable Law, the Company’s Governing Documents or any right of first offer, preemptive or similar rights of any stockholder of the Company, and all shares of Burkhan Company Stock shall, upon issuance, be fully paid and non-assessable, and free from all taxes, liens and charges other than Permitted Liens, restrictions on transfer arising under applicable securities Laws and Liens imposed under the Company’s Governing Documents.

Section 3.2             Conversion of Shares.

(a)            Immediately prior to the Effective Time, the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event shall have been consummated. All Company Preferred Stock, Company Convertible Notes, Company Warrants, Burkhan Convertible Notes and Burkhan Warrants converted into or exercised for shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect to such securities.

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(b)            At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than any shares subject to Company RSU and Company Option and any Excluded Shares, and after giving effect to the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event), shall be canceled and converted into the right to receive a number of shares of Acquiror Class A Common Stock equal to the quotient obtained by dividing (a) the Company Base Merger Consideration, by (b) the Aggregate Company Shares (the “Per Company Share Merger Consideration”).

(c)            At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one (1) share of common stock, par value $0.0001, of the Surviving Corporation.

(d)            At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all Company Common Stock issued and outstanding immediately prior to the Effective Time held by the Company in treasury shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 3.3             Fractional Shares(a)     . Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Acquiror Class A Common Stock shall be issued in exchange for shares of Company Common Stock. Each Person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of such Acquiror Class A Common Stock that would otherwise be received by such Person in connection with the Closing) shall instead have the number of shares of Acquiror Class A Common Stock issued to such Person rounded up to the nearest whole share of Acquiror Class A Common Stock.

Section 3.4             Exchange Procedures.

(a)            At least three (3) Business Days prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an Exchange Agent Agreement, in form and substance reasonable satisfactory to the Company, for the purpose of exchanging Company Common Stock for that portion of the Base Merger Consideration payable in respect of shares of Company Common Stock in accordance with Section 3.2(b) on the terms and conditions set forth in this Agreement. The Company shall reasonably cooperate with Acquiror and the Exchange Agent in connection with the appointment of the Exchange Agent and the entry into the Exchange Agent Agreement. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent that portion of the Base Merger Consideration payable in respect of shares of Company Common Stock in accordance with Section 3.2(b).

(b)            Each holder of Company Common Stock whose shares of Company Common Stock have been converted into the right to receive a portion of the Base Merger Consideration pursuant to Section 3.2(b) shall be entitled to receive the portion of the Base Merger Consideration to which he, she or it is entitled as set forth on the Allocation Schedule upon receipt of such documents as the Exchange Agent may reasonably request.

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(c)            If any portion of the Base Merger Consideration is to be issued to a Person other than the holder of the Company Common Stock in whose name the surrendered certificate or the transferred shares of Company Common Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Base Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Company Common Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or share of Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)            No interest will be paid or accrued on the Base Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.4, each share of Company Common Stock (excluding any Excluded Shares) shall solely represent the right to receive a portion of the Total Merger Consideration to which such shares of Company Common Stock are entitled to receive pursuant to this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Stock that were outstanding immediately prior to the Effective Time.

(e)            Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the Transactions, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Base Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.2(b) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Base Merger Consideration in accordance with this Section 3.4 prior to such instruction, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Base Merger Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Base Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 3.5             Earnout.

(a)            Following the Closing, and as additional consideration for the Transactions, within ten (10) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Holder (in accordance with such Eligible Company Holder’s Pro Rata Share), the following shares of Acquiror Class A Common Stock (the “Company Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)            Upon the occurrence of Triggering Event I, a one-time issuance of 3,750,000 Company Earnout Shares;

(ii)           Upon the occurrence of Triggering Event II, a one-time issuance of 3,750,000 Company Earnout Shares;

(iii)          Upon the occurrence of Triggering Event III, a one-time issuance of 3,750,000 Company Earnout Shares; and

(iv)          Upon the occurrence of Triggering Event IV, a one-time issuance of 3,750,000 Company Earnout Shares.

(b)            Following the Closing, within ten (10) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to Burkhan the following shares of Acquiror Class A Common Stock (the “Burkhan Earnout Shares” and, together with the Company Earnout Shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)            Upon the occurrence of Triggering Event I, a one-time issuance of 325,000 Burkhan Earnout Shares;

(ii)           Upon the occurrence of Triggering Event II, a one-time issuance of 325,000 Burkhan Earnout Shares;

(iii)          Upon the occurrence of Triggering Event III, a one-time issuance of 325,000 Burkhan Earnout Shares; and

(iv)          Upon the occurrence of Triggering Event IV, a one-time issuance of 325,000 Burkhan Earnout Shares.

(c)            For the avoidance of doubt, the Eligible Holders shall be entitled to receive Earnout Shares, as applicable, upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall (i) the Eligible Company Holders be entitled to receive more than an aggregate of 15,000,000 Company Earnout Shares or (ii) Burkhan be entitled to receive more than an aggregate of 1,300,000 Burkhan Earnout Shares; provided, further, that each Triggering Event may be achieved at the same time or on overlapping days.

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(d)            The (i) Acquiror Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV and this Section 3.5 and (ii) the number of Earnout Shares issuable pursuant to this Section 3.5 shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Class A Common Stock occurring on or after the Closing (other than the conversion of Acquiror Class B Common Stock held by Sponsor into Acquiror Class A Common Stock at the Closing).

(e)            Unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law), the Parties acknowledge and agree (i) that the issuance of Company Earnout Shares to each Eligible Holder (other than holders of Acquiror Options and/or Acquiror RSUs) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; (ii) that any Company Earnout Shares paid to the Eligible Holders (other than holders of Acquiror Options and/or Acquiror RSUs) shall be treated as additional consideration for the Company Common Stock for all income Tax purposes (other than to the extent treated as interest under Section 483 of the Code or any similar or corresponding provision of applicable Law and Indian capital gains tax, if attracted), and (iii) to prepare and file all Tax Returns consistent with such Tax treatment. Any issuance of Earnout Shares in respect of Company Common Stock to holders of such Company Common Stock hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Earnout Shares hereunder in respect of Company Common Stock to each holder of such Company Common Stock outstanding immediately prior to the Effective Time, Earnout Shares representing the principal component (with a value equal to the principal component) and Earnout Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates. Notwithstanding anything in this Agreement to the contrary, the right of Eligible Holders to receive the Earnout Shares under this Agreement may not be assigned or transferred, other than as may be permitted in accordance with Rev. Proc. 84-42.

(f)            Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person rounded up to the nearest whole Earnout Share.

(g)            Notwithstanding anything to the contrary contained herein, if, during the Earnout Period, there is a Change in Control, (A) immediately prior to such Change in Control, Acquiror shall issue to (i) Burkhan, all Burkhan Earnout Shares and to (ii) the Eligible Company Holders (in accordance with each Eligible Company Holder’s respective Pro Rata Share), all Company Earnout Shares, in each case, that have not been previously issued to such Person assuming that all Triggering Events have occurred, and Burkhan and the Eligible Company Holders shall be eligible to participate in such Change in Control and (B) thereafter, the right of Burkhan and the Eligible Company Holders to receive any Earnout Shares under this Section 3.5 shall terminate and no further Earnout Shares shall be issuable hereunder.

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(h)            In no event shall any right to receive Earnout Shares pursuant to this Section 3.5 be represented by any negotiable certificate of any kind, and in no event shall any Eligible Holder or its successor in interest take any step that would render such rights readily marketable.

(i)            Notwithstanding anything in this Agreement to the contrary, any Company Earnout Shares issuable under this Section 3.5 in respect of a Company Option or Company RSU that was outstanding as of immediately prior to the Effective Time shall be issued to the holder of such Company Option or Company RSU, as applicable, only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date on which such Earnout Shares are issued pursuant to this Section 3.5. Any Company Earnout Shares that are forfeited pursuant to the preceding sentence shall be reallocated on a pro rata basis to the other Eligible Company Holders (in accordance with each such Eligible Company Holder’s Pro Rata Share, as adjusted to give effect to such forfeiture) who remain entitled to receive Company Earnout Shares.

Section 3.6             Withholding. Notwithstanding anything to the contrary set forth herein, Acquiror, Merger Sub, the Company, the Exchange Agent and their respective agents, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amount under any applicable Tax Law; provided, that Acquiror, Merger Sub, the Company, the Exchange Agent, or their agent shall use commercially reasonable efforts to provide the Person in respect of whom such withholding or deduction is expected to be made with at least five (5) days prior written notice of any amounts that it intends to withhold in connection with any payment of the Total Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement or withholding by reason of the failure to provide the certifications required under Section 2.4(a)(iv) or Section 2.4(a)(v)) and will reasonably cooperate with such Person to reduce or eliminate any applicable withholding. To the extent that any Taxes are deducted or withheld pursuant to this Section 3.6, such Taxes shall be (a) timely remitted to the appropriate Governmental Authority and (b) if so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.7             Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Base Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Base Merger Consideration in accordance with Section 3.2(b) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

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Section 3.8             Treatment of Company Awards.

(a)            As of the Effective Time, without any action on the part of the holder thereof or any other Person (but subject to Section 3.8(c)), each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall automatically be converted into an option to purchase shares of Acquiror Common Stock set forth in the Allocation Schedule (each, an “Acquiror Option”) upon substantially the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions except that (a) such Acquiror Option shall entitle the holders, upon exercise, to that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Per Company Share Merger Consideration, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Per Company Share Merger Consideration (rounded up to the nearest full cent); provided, however, that, to the extent applicable, the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options will no longer be outstanding and each holder of Acquiror Options will cease to have any rights with respect to such Company Options, except as set forth in this Section 3.8. For the avoidance of doubt, each holder of an Acquiror Option as of immediately following the Effective Time shall also be entitled to receive its Pro Rata Share of any Company Earnout Shares in accordance with Section 3.5 hereof. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the shares of Acquiror Common Stock underlying the Acquiror Options that are converted from Company Options shall be included in, and shall not be in addition to, the total number of shares of Acquiror Common Stock constituting the Base Purchase Price.

(b)            As of the Effective Time, without any action on the part of the holder thereof or any other Person (but subject to Section 3.8(c)), each award of Company RSUs that is outstanding and unsettled as of immediately prior to the Effective Time shall automatically be converted into an award of restricted stock units relating to shares of Acquiror Common Stock set forth in the Allocation Schedule (“Acquiror RSUs”) upon substantially the same terms and conditions as are in effect with respect to such Company RSU award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Acquiror RSU award shall entitle the holders, upon vesting and settlement, to that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company RSU award immediately prior to the Effective Time, multiplied by the Per Company Share Merger Consideration. As of the Effective Time, all Company RSUs will no longer be outstanding and each holder of Acquiror RSUs will cease to have any rights with respect to such Company RSUs, except as set forth in this Section 3.8. For the avoidance of doubt, each holder of an Acquiror RSU as of immediately following the Effective Time shall also be entitled to receive its Pro Rata Share of any Company Earnout Shares in accordance with Section 3.5 hereof. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the shares of Acquiror Common Stock underlying the Acquiror RSUs that are converted from Company RSUs shall be included in, and shall not be in addition to, the total number of shares of Acquiror Common Stock constituting the Base Purchase Price.

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(c)            Prior to the Effective Time, the Company Board shall adopt such resolutions and take all such other action as may be necessary in accordance with the Company Incentive Plan (including the award agreements in accordance with the Company Incentive Plan) to give effect to the transactions contemplated by this Section 3.8.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1             Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and the Company is not in default under or in violation of any provision thereunder. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2             Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company and no Subsidiary of the Company is in default under or in violation of any provision under its Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the business of the Company or such Subsidiary, taken as a whole.

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Section 4.3             Due Authorization.

(a)            Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(b)            On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the Transactions and (iii) recommending that the holders of the Company Common Stock approve this Agreement and the Transactions, including the Merger. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4             No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of the Company’s Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) except as set forth in Section 4.4 of the Company Disclosure Letter, violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have or would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.5             Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of any Governmental Authority (each, a “Governmental Authorization”), or designation, declaration or filing with, or notification to, any Governmental Authority, is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6             Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 175,095,000 shares of Company Common Stock, of which 3,343,660 shares are issued and outstanding as of the date of this Agreement; (ii) 5,032,238 shares of Series Seed Shadow Preferred Stock, of which 2,020,309 shares are issued and outstanding as of the date of this Agreement; (iii) 15,174,130 shares of Series A Shadow Preferred Stock, of which 4,573,935 shares are issued and outstanding as of the date of this Agreement; (iv) 18,392,046 shares of Series B Shadow Preferred Stock, of which 12,234,661 shares are issued and outstanding as of the date of this Agreement; (v) 13,722,052 shares of Series C Shadow Preferred Stock, of which 10,211,548 shares are issued and outstanding as of the date of this Agreement; (vi) 4,707,494 shares of Series D Shadow Preferred Stock, of which 3,990,707 shares are issued and outstanding as of the date of this Agreement; (vii) 3,935,839 shares of Series D-1 Shadow Preferred Stock, of which 3,662,318 shares are issued and outstanding as of the date of this Agreement; (viii) 27,042,965 shares of Series D-2 Shadow Preferred Stock, of which 7,561,820 shares are issued and outstanding as of the date of this Agreement; (ix) 4,707,494 shares of Series D Exchange Shadow Preferred Stock, of which 239,405 shares are issued and outstanding as of the date of this Agreement; and (x) 3,935,839 shares of Series D-1 Exchange Shadow Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement, and, except as otherwise set forth in this Section 4.6, there are no other authorized equity interests of the Company that are issued and outstanding. The Company has provided to Acquiror a true, correct and complete capitalization table of the Company as of the date hereof, including, for each holder of Company Common Stock and Company Preferred Stock, the number of Company Common Stock or Company Preferred Stock held by such holder, as applicable, which, subject to Section 6.1, may be updated from time to time by the Company, by promptly providing an updated capitalization table to Acquiror. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law in all material respects, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, restrictions on transfer arising under applicable securities Laws and Liens imposed under the Company’s Governing Documents.

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(b)            Section 4.6(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of Company Warrants as of the date of this Agreement, including the number of shares of Company Common Stock or Company Preferred Stock (including series thereof), as applicable, covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant and the applicable expiration date thereof, which, subject to Section 6.1, may be updated from time to time by the Company, by promptly providing an updated Section 4.6(a) of the Company Disclosure Letter to Acquiror. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law in all material respects, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens, other than Permitted Liens, restrictions on transfer arising under applicable securities Laws, Liens imposed under the Company’s Governing Documents or as set forth on Section 4.6(a) of the Company Disclosure Letter.

(c)            As of the date of this Agreement, 28,283,319 shares of Company Common Stock are available for future issuance pursuant to the Company Incentive Plan. Section 4.6(c) of the Company Disclosure Letter sets forth a true and complete list of each holder of a Company Award as of the date of this Agreement, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule, current vested and unvested status, any early-exercise features, the expiration date, and, if applicable, the exercise price thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and, except as set forth on Section 4.6(c) of the Company Disclosure Letter, no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved or ratified by the Company Board (or appropriate committee thereof).

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(d)            Except as otherwise set forth in this Section 4.6 or on Section 4.6(a), Section 4.6(c) or Section 4.6(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any outstanding subscriptions, options, stock appreciation rights, participations, phantom option, phantom equity or similar rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or registration rights with respect to any shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or other rights the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Stock.

Section 4.7             Capitalization of Subsidiaries.

(a)            Section 4.7(a) of the Company Disclosure Letter sets forth a true, correct and complete capitalization table of each of the Company’s Subsidiaries as of the date hereof. The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law in all material respects, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which the Company or any such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, restrictions on transfer arising under applicable securities Laws, any Liens imposed under the Governing Documents of the applicable Subsidiary.

(b)            The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)            Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other rights the value of which are determined by reference to shares or other equity interests of the Subsidiaries of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

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(d)            Except for the equity interests of the Subsidiaries set forth on Section 4.7(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 4.8             Financial Statements.

(a)            Except as set forth on Section 4.8(a) of the Company Disclosure Letter, the Financial Statements, when delivered, will (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in stockholders’ deficit and their consolidated cash flows for the respective periods then ended, (ii) have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) have been prepared from, will be in accordance with and will accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries, (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Proxy Statement / Registration Statement, in effect as of the respective dates of such Financial Statements.

(b)            Except as set forth in Section 4.8(b) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c)            Neither the Company nor any of its Subsidiaries has any Indebtedness other than the Indebtedness set forth on Section 4.8(c) of the Company Disclosure Letter, which sets forth the outstanding principal amount and any accrued but unpaid interest as of the last day of the month immediately prior to the date of this Agreement with respect to such Indebtedness.

Section 4.9             Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other material liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, or (c) that will be discharged or paid off prior to, at or in connection with the Closing.

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Section 4.10           Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter: (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. No Top Vendor or Top Customer has as of the date of this Agreement notified the Company in writing of a pending material dispute or, to the knowledge of the Company, threatened a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.11           Legal Compliance.

(a)            Each of the Company and its Subsidiaries is, and for the three (3) years preceding the date hereof has been, in compliance with all applicable Laws in all material respects.

(b)            For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or, to the knowledge of the Company, been charged with, the violation in any material respect of any Laws.

(c)            The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers and employees will be prevented, detected and deterred.

Section 4.12           Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (a) through (xxi) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than any Company Benefit Plans. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)            Any Contract with any of the Top Vendors or Top Customers (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Vendor relationship);

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(ii)            Each mortgage, note, debenture, guarantee, pledge, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries or pursuant to which a Lien has been placed on any material assets or properties of the Company or any of its Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole (other than any customary credit card line (or similar cash management credit line) used in the ordinary course of business, consistent with past practice);

(iii)           Each Contract for the acquisition of any property or Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries entered into or consummated in the last three (3) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)           Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which the Company or any of its Subsidiaries has an ownership interest in any other Person (excluding any wholly owned Subsidiary of the Company);

(v)            Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents that are Company Benefit Plans and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vi)           Contracts with any employee of the Company or its Subsidiaries that provides for annual base compensation in excess of $300,000;

(vii)          Contracts with any employee or consultant of the Company or its Subsidiaries that provides for the increase in the amount, accelerated vesting, of benefits upon the consummation of the Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions;

(viii)         Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their respective businesses with any Person in any geographic area in any material respect;

(ix)            Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

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(x)            Each Contract pursuant to which the Company or any of the Company’s Subsidiaries grants a license, sublicense, right, consent or nonassertion under or with respect to any Company Intellectual Property to any third Person (excluding non-exclusive licenses granted by Company or any of the Company’s Subsidiaries to customers and service providers in the ordinary course of business consistent with past practice);

(xi)            Each Contract pursuant to which a third Person grants to the Company or any of the Company’s Subsidiaries a license, sublicense, right, consent or nonassertion under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software or Software as a service offerings or other Software, products or applications that are non-customized for less than $200,000 annually; or (B) Open Source Licenses);

(xii)           Each Contract to which the Company or any of its Subsidiaries is party or bound that involves the creation, development, transfer, assignment, or ownership of any Company Registered Intellectual Property (other than employee confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice);

(xiii)          Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv)          Any Contract that (A) grants to any third Person any “most favored nation rights”, or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries, taken as a whole, in excess of $250,000 in any calendar year;

(xv)           Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquire any material properties or assets of, the Company or any of the Company’s Subsidiaries;

(xvi)         any Contract with any Governmental Authority;

(xvii)        Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the rental exceeds $500,000 in any calendar year;

(xviii)       Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third party to hold or operate any property, real or personal, for which the rental paid by such third party exceeds $500,000 in any calendar year;

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(xix)          Contracts for third party services relating to the Leased Real Property, for which payment for such services exceed $500,000 in any calendar year;

(xx)           settlement or coexistence agreements with respect to any pending or threatened action; and

(xxi)          any outstanding offer that, if accepted, would constitute any of the foregoing.

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto, subject to the Enforceability Exceptions and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, subject to the Enforceability Exceptions. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract. Neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination (including by non-renewal) under any such Contract. To the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any such Contract that is a Top Vendor or Top Customer has, within the past 24 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened to cancel, terminate, materially limit or materially and adversely modify its business with, the Company or any of its Subsidiaries.

Section 4.13           Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan, and separately identifies each Company Benefit Plan that is subject to the Laws of a country other than the United States (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan, but excluding, in each case, any (A) award agreements for Company Awards made pursuant to standard forms of equity award agreement that have been made available to Acquiror, in which case only the forms of such equity award agreements will be listed, and (B) employment agreements or offer letters made pursuant to standard forms that have been made available to Acquiror and which do not provide for severance or change in control benefits, in which case only the forms of such employment agreements or offer letters will be listed. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement (including any employment, bonus, incentive, deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control, or pension plan, policy, program or agreement) which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, officer, individual consultant, worker or employee of the Company or any of its Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any current or contingent liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (I) such Company Benefit Plan and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (II) the most recent summary plan description, including any summary of material modifications, if applicable, (III) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (IV) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, if applicable, (V) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (VI) all non-routine correspondence with any Governmental Authority within the past three (3) years regarding the operation or the administration of any Company Benefit Plan.

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(b)            Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code and the IT Act. In all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. To the knowledge of the Company, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred with respect to any Company Benefit Plan.

(c)            No Company Benefit Plan is (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (“Title IV Plan”) (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a (i) Multiemployer Plan, or (ii) Title IV Plan, in each case, at any time within the previous six (6) years.

(d)            With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. Except as set forth on Section 4.13(d) of the Company Disclosure Letter, no Company Benefit Plan is, or within the last three (3) years has been, the subject of an examination, investigation, or audit by a Governmental Authority.

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(e)            No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) death benefits under any pension plan.

(f)            Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination of employment following the consummation of the Transactions), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any material severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of material compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder.

(g)            All Company Awards have been granted in all material respects in accordance with the terms of the Company Incentive Plan and all applicable Laws, including valid exemptions from registration under any applicable securities Laws.

(h)            With respect to each Foreign Benefit Plan: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made in all material respects, or, if applicable, accrued; (ii) no Foreign Benefit Plan has any material unfunded liabilities; (iii) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment; (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities; and (v) has been maintained in compliance in all material respects with applicable Law. No Foreign Benefit Plan is in the nature of a defined benefit plan for the benefit of any Person in, or subject to any legal Laws of, a jurisdiction outside the United States.

(i)            Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax, penalty or other liability in the past three (3) years under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code.

Section 4.14           Labor Relations; Employees.

(a)            The Company has provided to Acquiror a true and complete anonymized list of all employees of the Company or any of its Subsidiaries, with an indication as to: (i) title or position; (ii) whether full or part time; (iii) hire date; and (iv) location.

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(b)            Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, picketing, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(c)            Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, meal and rest breaks, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, work authorization and immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, maternity benefits, employee leave issues and unemployment insurance (including under the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act). Each of the Company and its Subsidiaries currently properly classify, and for the past three (3) years has properly classified, each person who performs or performed services for the Company or such Subsidiary as an employee or independent contractor and (with respect to their U.S. employees) as exempt or non-exempt under the Fair Labor Standards Act and similar state and local Laws. Neither the Company nor any of its Subsidiaries has any liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(d)            In the past three (3) years, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against the Company or any of its Subsidiaries, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against the Company or any of its Subsidiaries, (iii) written notice of any charge or complaint with respect to or relating to the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any current or former employees against the Company or any of its Subsidiaries related to breach of any express or implied Contract of employment, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, or wrongful or tortious conduct in connection with the employment relationship.

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(e)            Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, in the past three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) an officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries.

(f)             In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state, local or foreign Law relating to group terminations.

(g)            There are adequate resources available to meet any liability arising in the Indian Subsidiary on account of gratuity payments, as the same has neither been funded nor covered through specific gratuity insurance.

Section 4.15           Taxes.

(a)            All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries has been timely filed (taking into account any applicable extension), all such Tax Returns are true, correct, and complete in all material respects, and the Company and each of its Subsidiaries has timely paid all income and other material Taxes due (whether or not shown on such Tax Returns).

(b)            Each of the Company and its Subsidiaries has deducted and withheld from amounts (including, without limitation, any Company Award) owing to any employee, former employee, independent contractor, creditor, stockholder, related party, or other third party all material Taxes required to be deducted and withheld, and paid over to the proper Governmental Authority all such Taxes required by applicable Law to be so paid over, and complied in all material respects with all Tax Laws applicable to such deduction and withholding and related reporting requirements (including, without limitation, all information reporting, filing of prescribed returns and backup withholding provisions of the applicable Tax Law).

(c)            Except for Permitted Liens under clause (ii) of the definition thereof, there are no Liens for Taxes upon any assets of the Company, any of its Subsidiaries or any Company Stockholders.

(d)            No claim, assessment, deficiency, or proposed adjustment for any Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been satisfied by payment, settled or withdrawn.

(e)            There are no Tax audits, examinations or other Actions relating to Taxes due from the Company or any of its Subsidiaries that are presently in progress or threatened in writing, and there are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, in each case, other than customary extensions of the due date for filing a Tax Return.

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(f)            Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, sharing, or similar agreement, other than (i) any such agreement solely among the Company and its Subsidiaries and (ii) customary Contracts entered into in the ordinary course of business and not primarily related to Taxes.

(g)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part under Section 355 of the Code within the past two (2) years.

(h)           Neither the Company nor any of its Subsidiaries (i) has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Tax Law, as a transferee or successor, or by Contract (other than any customary Contract entered into in the ordinary course of business and not primarily related to Taxes) or (ii) has been a member of a group filing income Tax Returns on an affiliated, consolidated, combined, or unitary basis, other than a group the common parent of which was or is the Company (and of which only the Company and its Subsidiaries are or were members).

(i)            Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be required to file Tax Returns or subject to taxation in that jurisdiction.

(j)            Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)           Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(l)            Neither the Company nor any of its Subsidiaries will be required to include any item of income that, individually or in the aggregate with all similar items, is material in, or exclude any item of deduction, that, individually or in the aggregate with all similar items is material from, taxable income, for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of any (i) installment sale or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing outside the ordinary course of business, (iii) change in method of accounting or the use of impermissible method of accounting for a taxable period ending on or prior to the Closing Date made before the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing, (v) intercompany transaction or excess loss account as described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law), (vi) any inclusion under Section 965 of the Code, (vii) inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) with respect to any Tax period ending on or prior to the Closing Date, or (viii) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.

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(m)           Neither the Company nor any of its Subsidiaries has knowingly taken any action or agreed to take any action, or is aware of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

(n)            Neither the Company nor any of its Subsidiaries has utilized the employment Tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the CARES Act, as applicable, or the payroll Tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum. The Company and its Subsidiaries have properly complied with all applicable laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. law) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. law).

(o)            Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes or a request for a change of any method of accounting, which would, individually or in the aggregate with all similar requests, adversely impact the Taxes of the Company or any of its Subsidiaries after the Effective Time.

(p)            The Company and its Subsidiaries are in material compliance with escheat and unclaimed property laws.

(q)            The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any applicable Tax exemption or Tax holiday or Tax incentive including those in respect of export income of the Indian Subsidiary from the units set up in Special Economic Zones in India. The consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or Tax incentive.

(r)             To the extent any provisions of the IT Act are applicable and subject to the provisions of the IT Act, all the material transactions executed, performed (including part performance) or undertaken on or prior to the Effective Time by the Company and its Subsidiaries have been executed, performed or undertaken on an Arm’s Length Basis in accordance with the provisions of the IT Act in all material respects. For purposes of this Section 4.15(r), “Arm’s Length Basis” means fair and reasonable terms that are consistent with market practice and which have been agreed in comparable transactions between parties which are independent and not related parties of, or otherwise affiliated with, each other under comparable circumstances and are accepted as such by the tax authorities under the IT Act.

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(s)            For the purposes of claiming tax exemption under the IT Act, the Indian Subsidiary has complied in all material respects with all the conditions and requirements to claim such tax exemption.

(t)            Neither the Company nor any of its Subsidiaries has at any time entered into or been party to any material transactions, schemes or arrangements which could be reasonably expected (as determined by the Company in good faith) to be reclassified for the purposes of Indian Tax under any legislation, enactment or other applicable Tax Law or otherwise by any Indian Tax authority including under the provisions of General Anti Avoidance Rules under the IT Act.

(u)            None of the Company’s Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) is taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(v)            The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations in all material respects, including, to the extent required by applicable Law, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(w)            Section 4.15(w) of the Company Disclosure Letter, sets forth the tax classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and except as set forth in Section 4.15(w) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(x)            Except as otherwise disclosed on Section 4.15(x) of the Company Disclosure Letter, none of the Subsidiaries of the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(y)            The Company and its Subsidiaries have (i) collected and remitted to the proper Governmental Authorities all sales, use, value added and similar Taxes that (A) are required to be collected and remitted by the applicable Law and (B) individually or in the aggregate with all similar Taxes, are material; (ii) for all transactions (including sales or the provision of services) that were (A) treated as exempt from sales, use, value added, and similar Taxes and (B) individually or in the aggregate with all similar transactions, are material, received and retained any Tax exemption certificates and other documentation qualifying such transactions as exempt to the extent such exemptions were material.

(z)            Neither the Company nor any of the Company’s Subsidiaries has liability for a material amount of unpaid Taxes that has not been adequately accrued for or reserved on the Company’s or any Company Subsidiary’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the date of the most recent Financial Statements in connection with the operation of the business of the Company or the Company’s Subsidiaries in the ordinary course of business.

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(aa)          Neither the Company nor any of its non-Indian Subsidiaries have their respective place of effective management in India under the IT Act.

(bb)         The Company has ascertained that the transaction contemplated under this Agreement does not attract capital gains tax upon indirect transfer of Indian capital asset on the shareholders of the Company in India, in respect of which the Acquiror is required to withhold tax.

(cc)          The shares of the Company do not derive substantial value from any Indian assets including the Indian Subsidiary in terms of the provisions of Section 9, Explanation 5 of the IT Act. Accordingly, the transfer of shares of the Company contemplated in the transaction under this Agreement do not attract obligation on the Acquiror to withhold Indian taxes.

(dd)         Neither the Company nor any its Subsidiaries is or has been a member of a qualifying multinational group within the meaning of Chapter 2 of Part 3 of the Finance (No 2) Act 2023 or is or has been a member of a multinational group as contemplated by Article 1.3.1 of the OECD GloBE Rules or by any law or regulation implementing the OECD GloBE Rules. For purposes of this Section 4.15, OECD GloBE Rules means the Global Anti-Base Erosion Model Rules (Pillar Two) published by the OECD Secretariat on 20 December 2021 as amended, supplemented or substituted from time to time.

(ee)          Neither the Company nor any its Subsidiaries is or has been a qualifying entity within the meaning of Part 4 of the Finance (No 2) Act 2023.

(ff)           Neither the Company nor any its Subsidiaries is subject to a Qualified Domestic Minimum Top-Up Tax as contemplated by Article 10.1.1 of the OECD GloBE Rules.

Section 4.16           Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates.

Section 4.17           Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, vehicle, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

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Section 4.18           Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in material default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided, that such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19           Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, all material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their present use.

Section 4.20           Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(a)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b)            The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

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(c)            Except as disclosed on Section 4.20(c) of the Company Disclosure Letter, to the knowledge of the Company, neither the Company, its Subsidiaries or any counterparty to a Real Property Lease is in material breach or material default under the Real Property Leases.

(d)            Except as disclosed on Section 4.20(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no written leases, subleases, licenses or other agreements that create or confer upon any Person other than the Company or its Subsidiaries, a right to use or occupy the Leased Real Property or any portion thereof, subject to the entry and reversionary rights of lessors under the Real Property Leases and the rights of holders of Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(f)            None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21           Intellectual Property.

(a)            Section 4.21(a) of the Company Disclosure Letter lists (A) each item of Company Intellectual Property that is issued by or registered or pending with a Governmental Authority or domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”), specifying as to each item, as applicable: (i) the title, mark, or design; (ii) the record owner; (iii) the jurisdiction by or in which it has been issued, registered, or filed; (iv) the patent, registration, or application serial number; and (v) the issue, registration, or filing date; and the current status; (B) all material unregistered Trademarks included in the Company Intellectual Property; (C) all Company Software; and (D) a correct, current, and complete list of all social media accounts used in the Company and its Subsidiaries business. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property. To the knowledge of the Company, all Company Registered Intellectual Property is subsisting and (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable. All assignments and other instruments necessary to establish of record the Company’s and its Subsidiaries’ ownership interest in the Company Registered Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(b)            The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) all Company Intellectual Property. Without limiting the generality of the foregoing, and except as set forth in Section 4.21(a) of the Company Disclosure Letter, the Company and its Subsidiaries have entered into written agreements with every current and former employee and independent contractor who, in each case, has created or developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) grant to the Company or a Subsidiary of the Company a present, irrevocable assignment of all of their right, title and interest in such Intellectual Property and (ii) irrevocably waive any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. To the knowledge of Company, the Company or one of its Subsidiaries have valid and continuing rights to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided, that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person.

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(c)            To the knowledge of Company, the Company, its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries (including the creation, development, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and its Subsidiaries) as currently conducted and as formerly conducted in the six (6) years preceding the date of this Agreement, have not infringed upon, misappropriated or otherwise violated the Intellectual Property of any third Person and do not infringe upon, misappropriate or otherwise violate the Intellectual Property of any third Person. As of the date of this Agreement, there is no action pending or threatened in writing to which the Company or any Subsidiary of the Company is a named party, or, to the Company’s knowledge, for which any other Person is entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Subsidiary of the Company, in each case that (i) alleges the infringement, misappropriation or other violation of the Intellectual Property of any third Person or (ii) challenges the ownership, use, validity or enforceability of any Company Intellectual Property. There has not been any such action brought or threatened in writing in the past six (6) years, and to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(d)            Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, violation or misappropriation by such third Person of any material Company Intellectual Property.

(e)            The Company and its Subsidiaries have made available to Acquiror a complete and accurate copy of each standard form of IP Agreement of the Company and its Subsidiaries, used by Company and its Subsidiaries within the last three (3) years. Except as set forth on Section 4.21(e) of the Company Disclosure Letter, within the last three (3) years, the Company and its Subsidiaries have not granted any Person rights to use any Company Software except pursuant to a Contract either in (a) a form made available to Acquiror pursuant to this Section 4.21(e) without material deviations, and which represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto, subject to the Enforceability Exceptions and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, subject to the Enforceability Exceptions, or (b) pursuant to a Contract set forth in Section 4.12 of the Company Disclosure Letter.

(f)            The Company and its Subsidiaries have taken commercially reasonable measures to protect the Company Intellectual Property and maintain the confidentiality of trade secrets and other confidential information included therein. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information to any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information to the detriment of the Company, such Subsidiary, or, to the knowledge of the Company, such Person to whom the Company or any of its Subsidiaries has a Contract with confidentiality obligation.

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(g)            The Company and its Subsidiaries are in actual possession of the source code necessary to compile and operate all Company Software. No source code for any Company Software (excluding Open Source Materials) has been delivered, licensed or made available by the Company or any of its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or independent contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.

(h)            No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any material Company Intellectual Property or other material Intellectual Property created or developed by the Company or any of its Subsidiaries in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or right to any such Intellectual Property.

(i)            The current version of the Company Software substantially conforms to all applicable contractual commitments. To the knowledge of the Company, the current version of the Company Software does not contain any (i) undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “virus”, “worm,” contaminants, “drop dead device,” or other malicious code or routines that enable or permit the unauthorized access, unauthorized disablement or unauthorized erasure, of any Company System, or (ii)  except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, “bugs”, faults, or errors.

(j)            The Company and its Subsidiaries own, or have a valid right to access and use, the Company Systems; provided, that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person. The Company Systems constitute all the information technology systems infrastructure reasonably necessary to carry on the businesses of the Company and its Subsidiaries as currently conducted. The Company takes and has taken commercially reasonable measures, including (if applicable) entering into Contracts with third parties pursuant to which such third parties operate the Company Systems on behalf of the Company, to maintain and protect the performance, integrity and security of the Company Systems and to back up such Company Systems. In the past three (3) years (i) to the Company’s knowledge, there have been no material breaches of the security of the Company Systems, and (ii) there have been no disruptions in any Company Systems that has, or is reasonably likely to materially adversely affect the Company’s or its Subsidiaries’ businesses or operations.

(k)            Section 4.21(k) of the Company Disclosure Letter sets forth a correct, current, and complete list of each item of Open Source Material that is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software by the Company or any of its Subsidiaries, including for each item of Open Source Material, (i) the applicable Company Software and (ii) the name and version number of the applicable license agreement. No Open Source Material is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software by the Company or any of its Subsidiaries, in each case, in a manner that has required the Company or any Subsidiary: (A) to distribute, make available, license or disclose to any Person the source code to any Company Software (other than the Open Source Material itself); (B) to distribute, make available, or license any Company Software (other than the Open Source Material itself) without charge or at a reduced or nominal charge; (C) to distribute, make available, license or disclose any Company Software (other than the Open Source Material itself) for the purpose of making modifications or derivative works; or (D) to grant a license to, or refrain from asserting of enforcing any Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with the terms and conditions of the applicable Open Source Licenses (including all notice and attribution requirements) for the Open Source Materials that are included, incorporated or embedded in, linked to, combined, made available or distributed with any Company Software.

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(l)            Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (i) the loss or impairment of any Company Intellectual Property; (ii) the release, disclosure, provision or delivery of, or the requirement to release, disclose, provide or deliver, any source code constituting Company Software to any third Person; (iii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Company Intellectual Property; or (iv) the obligation to pay any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

Section 4.22           Privacy and Cybersecurity.

(a)            Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, the Company and its Subsidiaries are in compliance with, and during the three (3) years preceding the date of this Agreement have been in compliance with, (i) all applicable Privacy Laws, including requirements thereunder to maintain privacy policies and notices regarding Personal Information, and (ii) all of the Company’s and its Subsidiaries’ internal and publicly facing privacy policies and notices regarding Personal Information, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems and processing of Personal Information. Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, the Company and its Subsidiaries have implemented and maintained policies, procedures and systems as are required by Privacy Laws for receiving and appropriately responding to requests from individuals concerning their Personal Information. There are no Actions by any Person (including any Governmental Authority), to which the Company or any of the Company’s Subsidiaries is a named party, pending or to the knowledge of the Company threatened against the Company or its Subsidiaries alleging a violation of any (i) Privacy Laws, or (ii) contractual commitments (including any applicable privacy policies) of the Company or any of the Company’s Subsidiaries with respect to any Personal Information.

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(b)            To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, (i) there have been no actual or reasonably suspected instances of data breaches, security incidents, or misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Company Systems which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (a “Data Breach”), (ii) the Company and its Subsidiaries have implemented commercially reasonable measures designed to protect Personal Information in their possession or control against a Data Breach, and (iii) neither the Company nor any Subsidiary of the Company has received any written notice or complaint from any Person with respect to any such Data Breach, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have provided or been required to provide any written notification to any Person in connection with a Data Breach. Neither the Company nor any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(c)            All current third-party services providers, outsourcers, processors or other third parties who currently process, store or otherwise handle any Personal Information for or on behalf of the Company or any of its Subsidiaries have contractually agreed to (i) comply with applicable Privacy Laws, (ii) maintain the confidentiality of Personal Information processed on behalf of the Company or any of its Subsidiaries and, (iii) maintain reasonable and appropriate technical, physical and administrative safeguards to protect and secure such Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, such third parties have not (A) suffered any Data Breach involving the Company’s or any of its Subsidiaries’ Personal Information, (B) breached any obligations relating to the Company’s or any of its Subsidiaries’ Personal Information or (C) violated any Privacy Laws in relation to the Company’s or any of its Subsidiaries’ Personal Information. To the knowledge of the Company, no third party who has provided any Personal Information to the Company and its Subsidiaries has done so in violation of applicable Privacy Laws.

(d)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Acquiror, the Company, or any of the Company’s Subsidiaries from receiving, accessing, storing or using any Personal Information in the manner in which the Company or the respective Subsidiary received, accessed, stored and used such Personal Information prior to the date of this Agreement. The execution, delivery and performance of this Agreement by the Company does not violate its obligations under applicable Privacy Laws, the Company’s privacy policies and applicable contractual obligations of the Company or any of its Subsidiaries regarding its collection, use or disclosure of Personal Information.

Section 4.23           Environmental Matters.

(a)            To the knowledge of the Company, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all material Licenses required by Environmental Laws (“Environmental Permits”).

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(b)            Neither the Company nor its Subsidiaries has received written notice that it is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any material release of Hazardous Materials.

(c)            No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

(d)            In the past three (3) years, (i) the Company has not received written notice that the Company or any of its Subsidiaries has released Hazardous Materials at, on, in, under or from the Leased Real Property, the Owned Real Property or any other location, including any properties formerly owned, leased or operated by the Company or any of its Subsidiaries and, (ii) neither the Company nor any of its Subsidiaries has released any Hazardous Materials at any location, in each case for which there was a material obligation under Environmental Law to perform any investigation or remedial action.

(e)            The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections, including copies of all Phase I and Phase II environmental site assessments relating to the Leased Real Property and Owned Real Property, or other location formerly owned, leased or operated by the Company or any of its Subsidiaries, prepared within the past three (3) years and in the Company’s possession, and any material communications or notices concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or material liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24           Absence of Changes.

(a)            From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b)            Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(b) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

(c)            Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(c) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.1(a) through (d), (f), (g), (i), (j), (k), (l), (m), or (n) or, with respect to the foregoing, (w).

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Section 4.25           Anti-Corruption Compliance.

(a)            Neither the Company nor any of its Subsidiaries, nor any director, officer or employee, nor, to the knowledge of the Company, any agent while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, for the purpose of (i) influencing any act or decision of such government official or employee, candidate, party or campaign, (ii) inducing such government official or employee, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, (v) securing any improper advantage, or (vi) otherwise in violation of the Anti-Bribery Laws.

(b)            Neither the Company nor any of its Subsidiaries has established or maintained any unlawful fund of corporate monies or any other properties.

(c)            Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(d)            To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26           Sanctions and International Trade Compliance.

(a)            The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made all requisite filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company threatened, complaints, charges, voluntary disclosures or Actions against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

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(b)            Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has been, a Sanctioned Person or (ii) during the past five (5) years, has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 4.27           Vendors. Section 4.27 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Vendors”).

Section 4.28           Customers. Section 4.28 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ revenue with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Customers”).

Section 4.29           Government Contracts. Neither the Company nor any of its Subsidiaries is party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30            No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, each of Acquiror and Merger Sub acknowledges that Acquiror and Merger Sub and their respective advisors have made their own investigation of the Company and its Subsidiaries and, except as provided in this Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company, its Subsidiaries or any of their respective Affiliates or any of their or their Affiliates’ respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

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Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) or (ii) the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1             Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those incident to this Agreement and the Transactions. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2             Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) subject to obtaining the Acquiror Stockholder Approval, consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (i) duly and validly authorized and approved by the Acquiror Board and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Acquiror Board as advisable to Acquiror and the Acquiror Stockholders and (iii) recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and/or Merger Sub, as applicable, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and/or Merger Sub, as applicable, enforceable against Acquiror and/or Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, the Acquiror Stockholder Approval is the only vote of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the Transactions, including the Closing.

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(c)            At a meeting duly called and held, the Acquiror Board has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3             No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (ii) be material to Acquiror.

Section 5.4             Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. From their respective dates of inception to the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5             SEC Filings.

(a)            Except as otherwise disclosed on Section 5.5(a) of the Acquiror Disclosure Letter, Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 15, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Effective Time, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(b)            On the effective date of the Proxy Statement / Registration Statement, and when first filed in accordance with Rule 424(b) under the Securities Act and/or filed pursuant to Section 14(a) of the Exchange Act, the Proxy Statement / Registration Statement (or any amendment or supplement thereto) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Proxy Statement / Registration Statement, the information supplied in writing by Acquiror or Merger Sub for inclusion in the Proxy Statement / Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) under the Securities Act and/or Section 14(a) of the Exchange Act, the date the Proxy Statement / Registration Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the information supplied in writing by Acquiror or Merger Sub for inclusion in the Proxy Statement / Registration Statement (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Acquiror nor Merger Sub makes any representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by the Company or its Subsidiaries for inclusion therein or (b) any projections or forecast or forward looking statements included in the Proxy Statement / Registration Statement.

Section 5.6             Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Acquiror’s internal control over financial reporting (whether or not remediated) and no change in Acquiror’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Acquiror’s internal control over financial reporting.

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(b)            Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. Except as disclosed in the Acquiror SEC Filings or as otherwise set forth on Section 5.6(c) of the Acquiror Disclosure Letter, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d)            Except as disclosed in the Acquiror SEC Filings or as otherwise set forth on Section 5.6(d) of the Acquiror Disclosure Letter, the financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ deficit and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(e)            Neither Acquiror nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any actual fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7             Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is mandatorily required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and the NSI Act, and (ii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

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Section 5.8             Trust Account. As of the date of this Agreement, Acquiror has at least $45,000,000 in the Trust Account. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than the Acquiror Stockholders holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) to redeem shares of Acquiror Class A Common Stock in accordance with the provisions of the SPAC’s Governing Documents and the Trust Agreement. The Trust Agreement is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9             Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10           Absence of Changes. Since June 30, 2023, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

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Section 5.11           No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12           Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is 301,000,000 consisting of (i) 280,000,000 shares of Acquiror Class A Common Stock, 30,079,500 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 9,487,500 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            The Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 28,750,000 Acquiror Public Warrants and 898,250 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

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(c)            Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with any Private Placement Investment consummated in accordance with this Agreement, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)            Subject to obtaining the Acquiror Stockholder Approval, the shares of Acquiror Class A Common Stock comprising the Total Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13           Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14           Indebtedness. Section 5.14 of the Acquiror Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of December 15, 2023, of Acquiror and Merger Sub.

Section 5.15           Taxes.

(a)            All income and other material Tax Returns required to be filed by Acquiror or Merger Sub have been timely filed (taking into account any applicable extension), all such Tax Returns are true, correct, and complete in all material respects, and the Acquiror and Merger Sub have timely paid all income and other material Taxes due (whether or not shown on such Tax Returns).

(b)            Each of Acquiror and Merger Sub has deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party all material Taxes required to be deducted and withheld, and paid over to the proper Governmental Authority all such Taxes required by applicable Law to be so paid over, and complied in all material respects with all Tax Laws applicable to such deduction and withholding and related reporting requirements (including, without limitation, all information reporting and backup withholding provisions of the applicable Tax Law). Each of Acquiror and Merger Sub has properly classified all service providers as employees or independent contractors for Tax purposes.

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(c)            Except for Permitted Liens under clause (ii) of the definition thereof, there are no Liens for Taxes upon any assets of Acquiror or Merger Sub.

(d)            No claim, assessment, deficiency, or proposed adjustment for any Taxes has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub except for deficiencies that have been satisfied by payment, settled or withdrawn.

(e)            There are no Tax audits, examinations or other Actions relating to Taxes of Acquiror or Merger Sub that are presently in progress or threatened in writing, and there are no waivers, extensions, or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub, in each case, other than customary extensions of the due date for filing a Tax Return.

(f)            Neither Acquiror nor Merger Sub is a party to any Tax indemnification, sharing, or similar agreement, other than (i) any such agreement solely between Acquiror and Merger Sub and (ii) customary Contracts entered into in the ordinary course of business and not primarily related to Taxes.

(g)            Neither Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part under Section 355 of the Code within the past two (2) years.

(h)            Neither Acquiror nor Merger Sub (i) has any liability for Taxes of any other Person (other than Acquiror and Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Tax Law, as a transferee or successor, or by Contract (other than any customary Contract entered into in the ordinary course of business and not primarily related to Taxes) or (ii) has been a member of a group filing income Tax Returns on an affiliated, consolidated, combined, or unitary basis, other than a group the common parent of which was or is Acquiror (and of which only the Acquiror or Merger Sub are or were members).

(i)            Neither Acquiror nor Merger Sub has received any written notice from any Governmental Authority in a jurisdiction where Acquiror or Merger Sub does not file Tax Returns that it is or may be required to file Tax Returns or subject to taxation in that jurisdiction.

(j)            Neither Acquiror nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k)            Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

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(l)            Neither Acquiror nor Merger Sub will be required to include any item of income that, individually or in the aggregate with all similar items, is material in, or exclude any item of deduction that, individually or in the aggregate with all similar items, is material from, taxable income, for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of any (i) installment sale or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing outside the ordinary course of business, (iii) change in method of accounting or the use of impermissible method of accounting for a taxable period ending on or prior to the Closing Date made before the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing, or (v) intercompany transaction or excess loss account as described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(m)            Neither Acquiror nor Merger Sub has knowingly taken any action or agreed to take any action, or is aware of any facts or circumstances, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

(n)            Section 5.15(n) of the Acquiror Disclosure Letter, sets forth the tax classification of Acquiror and Merger Sub for U.S. federal income tax purposes, and except as set forth in Section 5.15(n) of the Acquiror Disclosure Letter, such classification has not changed since the formation of each such entity.

(o)            Acquiror and Merger Sub are in material compliance with escheat and unclaimed property laws.

(p)            Neither the Acquiror nor Merger Sub has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes or a request for a change of any method of accounting, which would, individually or in the aggregate with all similar requests, adversely impact the Taxes of Acquiror or Merger Sub after the Effective Time.

(q)            Neither Acquiror nor Merger Sub has liability for a material amount of unpaid Taxes that has not been adequately accrued for or reserved on Acquiror’s or Merger Sub’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the date of the most recent Financial Statements in connection with the operation of the business of Acquiror or Merger Sub in the ordinary course of business.

Section 5.16           Business Activities.

(a)            Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

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(b)            Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than incident to the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.17           Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “BRKH”. As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BRKHW.” There is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Public Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Public Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18           Benefit Plans. None of Acquiror, Merger Sub or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (each, an “Acquiror Benefit Plan”), nor does Acquiror, Merger Sub or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Acquiror Benefit Plan (except for the Equity Incentive Plan and ESPP expressly contemplated hereby).

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Section 5.19           No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1             Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of the Company in the ordinary course of business consistent with past practice, including, but not limited to, continuing to maintain its relationship with customers, suppliers and vendors, accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, and establish reserves for uncollectible accounts and doubtful receivables consistent with custom and past practice. Without limiting the generality of the foregoing, except as required by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)            materially change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)            make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Common Stock or equity interests;

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(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e)            except in the ordinary course of business consistent with past practice or transactions between the Company and its wholly owned Subsidiaries: (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease, (ii) waive, delay the exercise of, release or assign any material rights or claims under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease or (iii) amend in any respect that certain Note Purchase Agreement, dated as of July 3, 2023, by and among the Company and the lenders party thereto;

(f)            sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)            acquire any ownership interest in any real property;

(h)            except as otherwise required by applicable Law, existing Company Benefit Plans or existing Contracts, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, (iii) (x) hire additional employees with annual compensation in excess of $300,000 or additional officers or (y) terminate existing employees with annual compensation in excess of $300,000 or existing officers, other than terminations for cause or due to death or disability, (iv) terminate, adopt, enter into or materially amend any Company Benefit Plan, (v) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $300,000, except in the ordinary course of business consistent with past practice, (vi) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

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(i)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)            other than as required by applicable Law, (i) make or change any Tax election other than in the ordinary course of business, (ii) amend, modify, or otherwise change any filed income or other material Tax Return, (iii) change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) in respect of material Taxes or any Tax sharing, indemnification, or similar agreement in respect of Taxes (other than any customary Contract entered into in the ordinary course of business and not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes (other than customary extensions of the due date for filing a Tax Return), or (viii) initiate or enter into any voluntary disclosure agreement related to material Taxes;

(k)           except as permitted under Section 6.1(h), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than (x) payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(k) of the Company Disclosure Letter as existing on the date of this Agreement or (y) pursuant to any Company Financing up to $5,000,000 in the aggregate;

(l)            knowingly take any action or agree to take any action where such action could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment;

(m)          issue any additional shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock (including, for clarity, Company Awards), other than (i) the issuance of Company Common Stock upon the exercise or settlement of Company Warrants or Company Awards in the ordinary course of business (and, with respect to Company Awards, under the Company Incentive Plan and applicable award agreement), in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (ii) pursuant to any Company Financing;

(n)           adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o)           waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p)           sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), any material Company Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or Contract (without the possibility of any further extension or renewal) or where Company, using its reasonable business judgment, determines that such Company Registered Intellectual Property is not material to its business (ii) non-exclusive licenses granted in the ordinary course of business;

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(q)            disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business and pursuant to customary contractual obligations to maintain the confidentiality thereof;

(r)            make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s)            other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(t)            (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u)            except as set forth on Section 6.1(u) of the Company Disclosure Letter, terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(v)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries, incur any Liens other than Permitted Liens, or enter into any arrangement having the economic effect of any of the foregoing, other than pursuant to any Company Financing; or

(w)            enter into any agreement to do any action prohibited under this Section 6.1.

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Section 6.2             Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, during the Interim Period, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees and completing Acquiror’s due diligence review of the Company and its Subsidiaries), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to (x) all of their respective properties, books, Contracts, commitments, Tax Returns, records, and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (y) appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Action, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). To the extent permitted by applicable Law and to the extent not inconsistent with the other limitations in this Section 6.2, during the Interim Period, the Company shall, and shall cause its Subsidiaries to, provide promptly to Acquiror and, if applicable, its accountants, counsel or other representatives all information concerning the Company and its Subsidiaries, and their respective business, properties and personnel, in each case, as Acquiror or such representative may reasonably request for the purpose of completing Acquiror’s due diligence. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3             Preparation and Delivery of Additional Company Financial Statements.

(a)            The Company shall use commercially reasonable efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) the GAAP, PCAOB-audited consolidated balance sheets and statements of operations, comprehensive loss and stockholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2022, together with the auditor’s reports thereon, and (ii) the auditor-reviewed, unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2023 or September 30, 2023, as applicable, and the related auditor-reviewed, unaudited consolidated statements of operations, comprehensive loss and stockholders’ deficit and cash flows for the six or nine months then ended, as applicable, in each case, in compliance in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to such registrant (collectively, the “Financial Statements”); provided, that upon delivery of such Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Financial Statements with the same force and effect as if made as of the date of this Agreement.

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(b)             The Company shall, to the extent necessary, use commercially reasonable efforts to deliver to Acquiror as promptly as reasonably practicable following the date hereof, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for any additional three (3) month periods that would be reasonably requested or required by Acquiror for inclusion in the Proxy Statement / Registration Statement (the “Additional Quarterly Financial Statements”), which shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of any Additional Quarterly Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to such Additional Quarterly Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c)             The Company shall use commercially reasonable efforts to provide Acquiror, as promptly as reasonably practicable, with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, as is reasonably requested by Acquiror or required by applicable Law for inclusion in the Proxy Statement / Registration Statement.

 Section 6.4             Affiliate Agreements. All Affiliate Agreements shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter. With respect to each such Affiliate Agreement, the Company shall deliver to Acquiror evidence of such termination or settlement, as applicable, at or prior to the Closing.

Article VII

COVENANTS OF ACQUIROR

 Section 7.1              Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use or otherwise at its direction, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

 Section 7.2             Listing. During the Interim Period, Acquiror shall use reasonable best efforts to cause Acquiror to remain listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Total Merger Consideration, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

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 Section 7.3            Acquiror Conduct of Business.

(a)            During the Interim Period, except as set forth on Section 7.3(a) of the Acquiror Disclosure Letter, Acquiror shall, and shall cause Merger Sub to, except as required by Law, as contemplated by this Agreement, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)            seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)           (x) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s equity interests or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s equity interests or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)          other than as required by applicable Law, (A) make or change any Tax election other than in the ordinary course of business, (B) amend, modify, or otherwise change any filed income or other material Tax Return, (C) change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) in respect of material Taxes or any Tax sharing, indemnification, or similar agreement in respect of Taxes (other than any customary Contract entered into in the ordinary course of business and not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of material Taxes (other than customary extensions of the due date for filing a Tax Return) or (H) initiate or enter into any voluntary disclosure agreement related to material Taxes;

(iv)          knowingly take any action or agree to take any action where such action could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

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(v)           (A) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater) or (B) amend in any respect that certain letter agreement, dated December 10, 2021, by and among Acquiror, its officers and directors, the Sponsor and certain other stockholders of Acquiror party thereto;

(vi)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than (x) any indebtedness for borrowed money or guarantee from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, and in any event in an aggregate amount not to exceed $5,000,000 (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan) or (y) incurred between Acquiror and Merger Sub;

(vii)         other than with respect to the sale of shares of Acquiror Class A Common Stock in connection with the Private Placement Investment, (A) issue or promise to issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the shares of Acquiror Class A Common Stock comprising the Total Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)        except as contemplated by the Equity Incentive Plan and ESPP, (A) enter into, adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing; or

(ix)           enter into any agreement to do any action prohibited under this Section 7.3.

Section 7.4             Post-Closing Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the initial officers of Acquiror shall be as determined by the Company. The Company agrees to consult, in good faith, with the Sponsor regarding the determination of such initial officers. Each of such initial officers of Acquiror shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

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Section 7.5              Indemnification and Insurance.

(a)             From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.5.

(b)             For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of one hundred and fifty percent (150%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ending December 31, 2022; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.5 shall be continued in respect of such claim until the final disposition thereof.

(c)             Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.5.

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(d)             On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.6              Acquiror SEC Filings. During the Interim Period, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.

Section 7.7              Private Placements.

(a)             In connection with the Merger and the other Transactions, Acquiror shall use commercially reasonable efforts to seek equity financing in the form of a private placement of additional shares of Acquiror Class A Common Stock of up to $100,000,000.

(b)             Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, Acquiror shall not agree to reduce or impair the rights of Acquiror or any third-party rights of the Company under any Securities Purchase Agreement, and Acquiror shall not permit any material amendment or material modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, any of the Securities Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that in the case of any such assignment or transfer, the initial party to such Securities Purchase Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the Private Placement Investment contemplated thereby. Subject to the immediately preceding sentence, Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Private Placement Investments and the other transactions contemplated by the Securities Purchase Agreements on the terms and conditions described therein, including maintaining in effect the Securities Purchase Agreements and take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Securities Purchase Agreements on the terms described therein, including: (1) satisfying in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Securities Purchase Agreements and otherwise comply with its obligations thereunder, (2) in the event that all conditions in the applicable Securities Purchase Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by such Securities Purchase Agreements at or prior to Closing; (3) reasonably conferring with the Company regarding timing of the consummation of the Private Placement Investments; (4) delivering notices to counterparties to the Securities Purchase Agreements sufficiently in advance of the Closing to cause them to fund their obligations in advance of the Closing; and (5) pursuant to Section 11.15, using its reasonable best efforts to enforce its rights under the Securities Purchase Agreements to cause the applicable Private Placement Investors to pay to (or as directed by) Acquiror the applicable purchase price under the applicable Securities Purchase Agreement in accordance with its terms.

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(c)             Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Securities Purchase Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Securities Purchase Agreement known to Acquiror; and (ii) if Acquiror does not expect to receive all or any portion of the Private Placement Investments on the terms, in the manner or from the sources contemplated by the Securities Purchase Agreements.

Section 7.8              Extension.

(a)             Promptly following the date of this Agreement, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements to such proxy statement, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the Acquiror Stockholders to amend the Governing Documents of Acquiror to extend the deadline by which Acquiror must complete a Business Combination in accordance therewith (such date, the “Business Combination Deadline”) to such date as may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (an “Extension”). Acquiror shall use its reasonable best efforts to cause the Extension Proxy Statement to: (i) comply with the rules and regulations promulgated by the SEC; and (ii) have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. To the extent not prohibited by Law, Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments from the Company and its counsel to the Extension Proxy Statement.

(b)             To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice, of: (A) the time when any supplement or amendment to the Extension Proxy Statement has been filed; or (B) any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement (including any notification (orally or in writing) from the SEC that the Extension Proxy Statement will not be “reviewed” or will not be subject to further review) promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

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(c)             Each of Acquiror and the Company agrees to, as promptly as reasonably practicable, furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Acquiror and the Company shall ensure that: (i) all of the information supplied by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Acquiror Stockholders, shall be accurate in all material respects and shall not omit to state any material fact required to be stated in the Extension Proxy Statement or necessary in order to make the statements in the Extension Proxy Statement, in light of the circumstances under which they are made, not misleading; (ii) the Extension Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated under the Exchange Act; and (iii) the Extension Proxy Statement shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the Closing, Acquiror or the Company becomes aware of: (x) the Extension Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Acquiror (as applicable) shall promptly inform Acquiror or the Company (as applicable). Thereafter, each of the Company and Acquiror shall cooperate with the other in filing with the SEC or mailing to the Acquiror Stockholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and Acquiror shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d)            Acquiror shall: (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of the Acquiror Stockholders (the “Acquiror Extension Meeting”) in accordance with the Acquiror’s Governing Documents and the applicable rules of Nasdaq for a date no later than three (3) Business Days prior to the Business Combination Deadline then in effect (or such later date as the Company and Acquiror shall agree), provided, that the Acquiror Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents, and (C) solicit proxies from the Acquiror Stockholders to vote in favor of the Extension; and (ii) provide the Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Notwithstanding anything to the contrary set forth in this Section 7.8 to the extent (1) the Acquiror Stockholder Approval is obtained at any time before the Acquiror Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline then in effect, all obligations under this Section 7.8 shall terminate and be of no further force or effect. Acquiror shall, through its Board of Directors, recommend to the Acquiror Stockholders the approval of the Extension, and include such recommendation in the Extension Proxy Statement. Subject to the Modification in Recommendation in response to an Acquiror Intervening Event as set forth in Section 8.2(c), the board of directors of Acquiror shall not effect a Modification in Recommendation to the Acquiror Stockholders with respect to the approval of the Extension.

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(e)            To the fullest extent permitted by applicable Law, Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.8, and hold additional Acquiror Extension Meetings in order to obtain the requisite approval of the Acquiror Stockholders to the Extension, in each case, if such approval shall not have been obtained at any such Acquiror Extension Meeting. Acquiror may only adjourn the Acquiror Extension Meeting: (i) to solicit additional proxies for the purpose of obtaining the requisite approval of the Acquiror Stockholders to the Extension; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith, after consultation with outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquiror Stockholders prior to the Acquiror Extension Meeting; (iv) to allow reasonable additional time to reduce the number of shares of Acquiror’s common stock as to which the holders thereof have elected to effect a redemption thereof; or (v) with the prior written consent of the Company; provided, that following the adjournment, the rescheduled Acquiror Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents.

Section 7.9               Equity Incentive Plan; ESPP. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan in form and substance mutually agreed upon between the Company and Acquiror (the “Equity Incentive Plan”) that provides for grants of awards to eligible service providers and an employee stock purchase plan in form and substance mutually agreed upon between the Company and Acquiror (the “ESPP”) pursuant to which eligible participants may purchase shares of Acquiror Common Stock. The initial aggregate share reserves under the Equity Incentive Plan and ESPP will represent fifteen percent (15%) of the aggregate number of shares of Acquiror Common Stock issued and outstanding immediately after the Closing. In addition, (a) the Equity Incentive Plan will provide for an annual increase to the initial share reserve thereof on the first day of each calendar year during the term of the Equity Incentive Plan equal to 4% of the aggregate number of shares of Acquiror Common Stock issued and outstanding on the last day of the immediately preceding calendar year, and (b) the ESPP will provide for an annual increase to the initial share reserve thereof on the first day of each calendar year during the term of the ESPP equal to 1% of the aggregate number of shares of Acquiror Common Stock issued and outstanding on the last day of the immediately preceding calendar year.

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Article VIII

JOINT COVENANTS

Section 8.1             HSR Act; Other Filings.

(a)            In connection with the Transactions, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the filing with the SEC of the Proxy Statement / Registration Statement pursuant to Section 8.2, with the notification and reporting requirements of the HSR Act.

(b)            The Acquiror shall promptly and within ten (10) Business Days after the date hereof (or as soon as reasonably practicable thereafter) give notice of the Transactions to the Secretary of State under section 14 of the NSI Act.

(c)             Each of the Company and Acquiror shall comply as promptly as practicable with any Antitrust or FDI Information or Document Requests.

(d)             Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request, if available, early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of any applicable waiting periods under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority, an FDI Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions.

(e)             Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with Governmental Authorities and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable, but in any event prior to the Agreement End Date, and avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the prior written consent of the other Parties, (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Agreement End Date; provided, that neither Acquiror nor the Company shall be required to undertake any action under this paragraph that (x) would materially impact Acquiror’s or the Company’s expected benefits resulting from the Transactions or (y) is not conditioned upon the consummation of the Transactions.

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(f)            With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities in connection with the Transactions, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law and reasonably necessary, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period under the HSR Act, or enter into any agreement with any Governmental Authority, without the prior written consent of the other Parties. Materials required to be provided pursuant to this Section 8.1(f) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements; and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(g)            The Acquiror shall not merge with or acquire, or agree to merge with or acquire, any other person, or acquire or agree to acquire a substantial portion of the assets of or equity in any other person, before consummating the Merger, if such action would reasonably be expected to adversely affect or materially delay the approval by any Governmental Authority, or the expiration or termination of any waiting period under antitrust Laws, in connection with the Transactions.

Section 8.2              Preparation of Proxy Statement / Registration Statement; Stockholders’ Meeting and Approvals.

(a)             Proxy Statement / Registration Statement and Prospectus.

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(i)            As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)), and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Proxy Statement / Registration Statement”), as mutually agreed upon by Acquiror and the Company, which shall include a proxy statement / prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock that constitute the Total Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with Section 3.1. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement / Registration Statement to (x) comply with the rules and regulations promulgated by the SEC and (y) be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement / Registration Statement effective as long as is necessary to consummate the Transactions. The Company shall use commercially reasonable efforts to cooperate with the Acquiror to ensure the Company’s readiness for operation as a public company, including with respect to the Company’s accounting and financial reporting, finance effectiveness, financial planning and analysis, tax, internal controls and internal audit, human resources and compensation, treasury, enterprise risk management, technology and cybersecurity functions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions (provided, that neither Acquiror nor the Company will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction), and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation and filing of the Proxy Statement / Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement / Registration Statement to be mailed to the Acquiror Stockholders promptly after the Proxy Statement / Registration Statement is declared effective under the Securities Act.

(ii)           To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement / Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement / Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement / Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any written comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement / Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)          Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement / Registration Statement will (A) at the time of the Proxy Statement / Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (B) at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(iv)          If, at any time prior to the Effective Time, any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers that is required to be set forth in an amendment or supplement to the Proxy Statement / Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or Acquiror, the party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b)            Acquiror Stockholder Approval.

(i)            Acquiror shall (A) as promptly as practicable after the Proxy Statement / Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement / Registration Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements for a date no later than thirty (30) Business Days following the date the Proxy Statement / Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (B) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)            Acquiror shall, through Acquiror Board, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “Blaize Holdings, Inc.”, (B) amendment and restatement of Acquiror’s Governing Documents, substantially in the form attached as Exhibit A and Exhibit B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Proxy Statement / Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (C) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Merger, (E) election of directors effective as of the Closing as contemplated by Section 8.2(e), (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (G) adoption and approval of the Equity Incentive Plan and ESPP, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”, and proposals (A) through (G), the “Required Transaction Proposals”), and include such recommendation in the Proxy Statement / Registration Statement.

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(c)            Modification in Recommendation. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror Stockholders described in the recitals hereto, a “Modification in Recommendation”); provided, that the Acquiror Board may make a Modification in Recommendation if as a result of an Acquiror Intervening Event, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Modification in Recommendation would reasonably be expected to be a breach of, or be inconsistent with, its fiduciary obligations to the Acquiror Stockholders under applicable Law; provided, further, that: (i) Acquiror shall have delivered written notice to the Company advising the Company that the Acquiror Board proposes to take such action in response to an Acquiror Intervening Event and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred and of its intention to make a Modification in Recommendation as a result of an Acquiror Intervening Event at least five (5) Business Days prior to the taking of such action by Acquiror (in each case, it being acknowledged that such notice shall not itself constitute a breach of this Agreement), (ii) during such period and prior to making a Modification in Recommendation, if requested by the Company, Acquiror shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Acquiror Board to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Acquiror may make a Modification in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period (it being understood that any material development with respect to an Acquiror Intervening Event, in each case, shall require a new notice but with an additional two (2) Business Day (instead of five (5) Business Day) period from the date of such notice), offered in writing to Acquiror, continues to determine in good faith that failure to make a Modification in Recommendation would be a breach of, or inconsistent with, its fiduciary duties to the Acquiror Stockholders under applicable Law. Notwithstanding anything to the contrary in this Section 8.2(c), in no event shall any of the following (or the effect of any of the following), alone or in combination, permit or justify, or be taken into account in determining whether to make, a Modification in Recommendation: (A) meeting, failing to meet or exceeding projections of the Company and its Subsidiaries (in and of itself, but without preventing a determination of a Modification in Recommendation as to the Events underlying such change); (B) any actions required to be taken pursuant to this Agreement; and (C) any changes in the price of Acquiror Common Stock (in and of itself, but without preventing a determination of a Modification in Recommendation as to the Events underlying such change). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) provided, that there has been no Modification in Recommendation, Acquiror shall use its reasonable best efforts to take all actions necessary to obtain the Acquiror Stockholder Approval at the Acquiror Stockholders’ Meeting, including as such Acquiror Stockholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the Acquiror Stockholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (I) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (II) for the absence of a quorum and (III) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (1) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date.

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(d)            Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Company Stockholder Written Consent”), from the Requisite Company Stockholders as soon as reasonably practicable after the Proxy Statement / Registration Statement is declared effective by the SEC. Promptly following the receipt of the Company Stockholder Approvals via the executed Company Stockholder Written Consent from the Requisite Company Stockholders, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver, to the holders of Company Common Stock who have not executed and delivered a Company Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal rights of such holders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. In the event the Company is not able to obtain the Company Stockholder Approvals in such manner and Acquiror does not elect to exercise its right to terminate this Agreement, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement and the Transactions, including the Merger, as soon as reasonably practicable, in which case the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable.

(e)            Acquiror Board. Acquiror and the Company shall take all necessary action to cause the board of directors of Acquiror as of immediately following the Closing (the “New Acquiror Board”) to consist of nine (9) directors. The initial composition of the New Acquiror Board shall be comprised of (a) two (2) individuals to be designated by the Company, (b) two (2) individuals to be designated by the Sponsor and (c) five (5) individuals will be independent directors, designated by the Company (the “Independent Directors”). The Company agrees to consult, in good faith, with Acquiror regarding the determination of the Independent Directors. The Parties shall use reasonable best efforts to ensure that the Persons designated for election to the New Acquiror Board pursuant to this Section 8.2(e) are nominated and elected as directors of Acquiror effective as of the Closing, and the identities of such individuals shall be made publicly available prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form.

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Section 8.3              Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, during the Interim Period, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of, and send all notices to, third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, the Contracts and Licenses set forth on Section 4.4 of the Company Disclosure Letter), (b) use reasonable best efforts to deliver the Ancillary Agreements, to the extent not delivered on or prior to the date hereof, and (c) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. The Company shall use reasonable best efforts to procure the execution of Ancillary Agreements by the applicable Company Stockholders, to the extent not so executed on or prior to the date hereof. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.3, respectively.

Section 8.4              Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration, value added and other similar Taxes incurred as a result of the Merger (“Transfer Taxes”) shall be timely paid in accordance with this Agreement when due. The Company shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes. The Parties shall cooperate in good faith to prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes. For the avoidance of doubt, Transfer Taxes referred to in this Section 8.4 shall exclude Taxes imposed on income, profit or gain, including Taxes under the IT Act, and shall exclude any Excise Taxes payable in connection with any Acquiror Share Redemption (for the avoidance of doubt, Acquiror shall bear sole responsibility for timely paying any Excise Taxes payable in connection with any Acquiror Share Redemption).

Section 8.5              Section 16 Matters. During the Interim Period, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of shares of Acquiror Class A Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6              Cooperation; Consultation.

(a)             During the Interim Period, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that, other than the Private Placement Investment, the consummation of any such financing by the Company or Acquiror shall be subject to the Parties’ mutual agreement), including (if mutually agreed by the Parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

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(b)            During the Interim Period, subject to any applicable public communication made in compliance with Section 11.12, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Private Placement Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.

(c)            During the Interim Period and in connection with the filing of the Proxy Statement / Registration Statement, the Company shall, and shall cause its Subsidiaries and its and their applicable officers, directors, managers, employees, consultants, counsel, accountants, agents and other representatives to, promptly provide Acquiror and its counsel, accountants, agents and other representatives, as applicable, with documents required to be filed with the Proxy Statement / Registration Statement under the applicable SEC requirements, including but not limited to, those pursuant to Item 601 of Regulation S-K under the Securities Act as if the Company was the registrant.

Section 8.7              Exclusivity.

(a)             During the Interim Period, (x) Acquiror shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Business Combination Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Business Combination Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Business Combination Proposal, and (y) Acquiror shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Business Combination Proposal; provided, that the foregoing shall not restrict Acquiror from responding to unsolicited inbound inquiries to the extent required for the Acquiror Board to comply with its fiduciary duties.

(b)            During the Interim Period, the Company shall not, shall cause each of its Affiliates and Subsidiaries and their respective representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, lease, exchange or other disposition of more than fifteen percent (15%) of the properties or assets or equity interests of the Company or any of its Subsidiaries (other than any Company Financing).

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(c)            In addition to the other obligations under this Section 8.7, each Party shall promptly (and in any event within twenty-four (24) hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.

(d)            Each party hereto agrees that the rights and remedies for noncompliance with this Section 8.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

(e)            Each of Acquiror and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 8.7 has occurred, the actions of such party’s directors, officers, employees, Affiliates and representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 8.7 by such Persons.

Section 8.8              Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of Acquiror or the Company, threatened in writing, against such Party, any of its Subsidiaries or any of its directors or officers by any of the Acquiror Stockholders or the Company Stockholders prior to the Closing, the occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof (any such Action, “Stockholder Litigation”), such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Other than with respect to any Stockholder Litigation where the interests of Acquiror and the Company may be adverse to the other Party or in the context of any Stockholder Litigation related to or arising out of a Company Acquisition Proposal or Business Combination Proposal, the Company and Acquiror, as the case may be, shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

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Section 8.9              Fairness Opinion. The Company shall reasonably cooperate with and support Acquiror in connection with Acquiror obtaining from a reputable independent investment banking firm or other independent financial advisory firm, in form and substance satisfactory to the Acquiror Board in its reasonable discretion, an opinion to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Total Merger Consideration to be paid by Acquiror pursuant to this Agreement is fair from a financial point of view to the public stockholders of Acquiror.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1              Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by all of such Parties:

(a)             The Acquiror Stockholder Approval shall have been obtained with respect to the Required Transaction Proposals;

(b)             The Company Stockholder Approvals shall have been obtained;

(c)             The Proxy Statement / Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement / Registration Statement shall have been issued by the SEC and shall remain in effect and no proceedings seeking such a stop order shall have been initiated or threatened by the SEC and not withdrawn;

(d)            All waiting periods under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the Transactions) applicable to the Transactions shall have expired or been terminated;

(e)            The Secretary of State shall have approved the Transactions as provided for by section 13 of the NSI Act;

(f)            There shall not be in force any Governmental Order or other Law enjoining, prohibiting or making illegal the consummation of the Merger; provided, that the Governmental Authority issuing, enacting or promulgating such Governmental Order or other Law has jurisdiction over the Parties with respect to the Transactions; and

(g)            The shares of Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

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Section 9.2              Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)             (i) the Company Fundamental Representations each shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of the Company contained in Section 4.6(a) and Section 4.7(a) shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.6(a) and Section 4.7(a) (disregarding any qualifications and exceptions contained therein relating to materiality and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)             Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c)             No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing; and

(d)            The Company shall have effectuated the Company Security Conversion, the Warrant Event and the Burkhan Conversion Event.

Section 9.3              Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

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(a)             (i) the Acquiror Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representations and warranties of Acquiror contained in Section 5.12 shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties of Acquiror set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b)             Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if the Acquiror has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);

(c)             No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing;

(d)             The Available Acquiror Cash shall be no less than the Minimum Cash Amount; and

(e)             Other than those persons designated by the Parties as persons to be nominated for election to the New Acquiror Board in accordance with Section 8.2(e), all members of the Acquiror Board and all executive officers of Acquiror shall have executed written resignations effective as of the Effective Time.

Section 9.4              Frustration of Conditions. None of the Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1            Termination. This Agreement may be terminated and the Transactions abandoned:

(a)             by written consent of the Company and Acquiror;

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(b)             by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and has the effect of permanently making consummation of the Merger illegal or otherwise permanently preventing or prohibiting consummation of the Merger;

(c)             by the Company or Acquiror if the condition set forth in Section 9.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)             by the Company if there has been a Modification in Recommendation;

(e)             by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, until the earlier of (x) thirty (30) days after receipt by the Company of notice from Acquiror of such breach and (y) the Agreement End Date, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before December 31, 2024 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(e) if Acquiror is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(e) shall not be available to Acquiror in the event that the breach of or failure to perform any provision of this Agreement by Acquiror is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date;

(f)              by the Company or Acquiror if the Company Stockholder Approvals shall not have been obtained in accordance with Section 8.2(d); provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to the Company unless the Company has complied in all material respects with its obligations to solicit the Company Stockholder Approvals under Section 8.2(d);

(g)             by the Company or Acquiror if an Extension is not effected in accordance with Section 7.8 and Acquiror must liquidate in accordance with its Governing Documents;

(h)             by the Company if as of January 8, 2024, at least $9,863,333.34 principal amount of the Burkhan Convertible Notes has not been funded by Burkhan and/or its Affiliates and/or nominees following the date of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 10.1(h) shall not be available to the Company in the event the $9,863,333.34 principal amount of the Burkhan Convertibles Notes is funded prior to the Company’s termination of this Agreement;

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(i)              by the Company if as of January 21, 2024, at least $24,863,333.34 principal amount of the Burkhan Convertible Notes have not been funded by Burkhan and/or its Affiliates and/or nominees following the date of this Agreement (it being understood that the aggregate principal amount of all outstanding Burkhan Convertible Notes funded up to such date shall be taken into account for the purpose of this Section 10.1(i), including, for the avoidance of doubt, any amount counted for the purpose of Section 10.1(h)); provided that the right to terminate this Agreement pursuant to this Section 10.1(i) shall not be available to the Company in the event the $24,863,333.34 principal amount of the Burkhan Convertibles Notes is funded prior to the Company’s termination of this Agreement; or

(j)              by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period until the earlier of (x) thirty (30) days after receipt by Acquiror of notice from the Company of such breach and (y) the Agreement End Date, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof; provided, that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(j) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(j) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date.

Section 10.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement. Nothing herein shall relieve any Party from liability for any willful and material breach of this Agreement or actual fraud occurring prior to such termination.

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Article XI

MISCELLANEOUS

Section 11.1            Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (i) upon the completion of the initial Business Combination; (ii) upon the redemption of 100% of the shares of Acquiror Common Stock included in the units issued in Acquiror’s initial public offering if Acquiror is unable to complete its initial Business Combination within twenty-four (24) months from the closing of Acquiror’s initial public offering (subject to any Extension); or (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of the Second Amended and Restated Certificate of Incorporation of Acquiror, as amended, (a) to modify the substance or timing of Acquiror’s obligation to provide for the redemption of the shares of Acquiror Common Stock included in the units issued in Acquiror’s initial public offering in connection with an initial Business Combination to redeem 100% of such shares if Acquiror has not consummated an initial Business Combination within twenty-four (24) months from the closing of Acquiror’s initial public offering (subject to any Extension) or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity as described therein. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, monetary relief against Acquiror, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Acquiror Common Stock, whether in the form of money damages or injunctive relief, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

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Section 11.2            Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, to the extent permitted by Law, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3            Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in case of this clause (iv), solely to the extent no “bounce back” or similar message is received) addressed as follows:

(a)             If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

  BurTech Acquisition Corp.

  1300 Pennsylvania Ave NW, Suite 700

  Washington, DC 20004

  Attention: Shahal Khan

  Email: shahal@burkhan.world

with a copy (which shall not constitute notice) to:

  Norton Rose Fulbright US LLP

  1301 Avenue of the Americas

  New York, New York 10019-6022

  Attention: Rajiv Khanna

  Email: rajiv.khanna@nortonrosefulbright.com

(b)             If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

  Blaize, Inc.

  4659 Golden Foothill Parkway, Suite 206

  El Dorado Hills, CA 95762

  Attention: Harminder Sehmi

  Email: harminder.sehmi@blaize.com

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with a copy (which shall not constitute notice) to:

  Latham & Watkins LLP

  811 Main Street, Suite 3700

  Houston, TX 77002

  Attention: Ryan J. Maierson; Ryan J. Lynch

  Email: ryan.maierson@lw.com; ryan.lynch@lw.com

(c)            If to Burkhan, to:

  Burkhan Capital LLC

  1300 Pennsylvania Ave NW, Suite 700

  Washington, DC 20004

  Attention: Shahal Khan

  Email: shahal@burkhan.world

with a copy (which shall not constitute notice) to:

  Norton Rose Fulbright US LLP

  1301 Avenue of the Americas

  New York, New York 10019-6022

  Attention: Rajiv Khanna

  Email: rajiv.khanna@nortonrosefulbright.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.5            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6            Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided, that if the Closing shall occur, Acquiror shall pay the Acquiror Transaction Expenses and the Company Transaction Expenses, in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 11.8            Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed (including by electronic signature) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9            Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10          Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Ancillary Agreements and (c) the Confidentiality Agreement, dated as of June 9, 2023, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 11.11          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12          Publicity.

(a)             All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by any such Party; provided, that no Party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

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(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to the form, content and timing of such announcement. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.14          Jurisdiction; Waiver of Jury Trial.

(a)             Except as specifically set forth in Section 11.15, any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the Parties and any other Person seeking to enforce this Agreement irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)             EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

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Section 11.15          Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement, including, without limitation, mandatory injunctions, and to enforce specifically the terms and provisions hereof and seek such injunctive relief, without the necessity of posting a bond or other security or proof of actual damages, in accordance with this Section 11.15, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement and injunctive relief (including mandatory injunctions) is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement (including mandatory injunctions) and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such injunction or specific performance. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the Delaware Court of Chancery or any state or federal court in any part of the world having competent jurisdiction. In any Action arising out of or related to this Agreement, any Ancillary Agreement or any of the exhibits or schedules hereto or thereto, or the Transactions, including the Merger, the prevailing party in such Action shall be entitled to recover all reasonable costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

Section 11.16          Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)             Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)             except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

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Section 11.17          Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18          Conflicts and Privilege.

(a)             Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “BAC Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Blaize Group, on the other hand, any legal counsel, including Norton Rose Fulbright US LLP (“Norton Rose”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the BAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions or thereby) between or among Acquiror, the Sponsor and/or any other member of the BAC Group, on the one hand, and Norton Rose, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the BAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

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(b)             Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Blaize Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the BAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Blaize Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions or thereby) between or among the Company and/or any member of the Blaize Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Blaize Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BURTECH ACQUISITION CORP.

By:
Name:
Title:

BURTECH MERGER SUB INC.

By:
Name:
Title:

BLAIZE, INC.

By:
Name:
Title:

BURKHAN CAPITAL LLC
(solely for purposes of Section 3.1 and Section 3.5)

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

form of AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

[See attached]

A-1

EXHIBIT B

form of AMENDED AND RESTATED BYLAWS

[See attached]

B-1

EXHIBIT C

Form of Company Support Agreement

[See attached]

C-1

EXHIBIT D

Form of Sponsor Support Agreement

[See attached]

D-1

EXHIBIT E

Form of Registration Rights Agreement

[See attached]

E-1

EXHIBIT f

form of LOCK-UP AGREEMENT

[See attached]

F-1

EXHIBIT G

form of Stockholders’ Agreement

G-1

EXHIBIT H

FORM OF BURKHAN WARRANT

H-1